SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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The Charles Schwab Corporation

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March 30, 2017

Dear Fellow Stockholders,

We cordially invite you to attend our 2017 Annual Meeting of Stockholders to be held on Tuesday, May 16, 2017, at 2:00 p.m. Pacific Time. The annual meeting will be held at www.schwabevents.com/corporation, or you also may attend in person at 211 Main Street, San Francisco, California. Please follow the registration instructions as outlined in this proxy statement to attend the meeting either virtually via the internet or in person.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2016 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

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Proxy Summary

This summary highlights information contained in the proxy statement. This summary does not contain all of the information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Tuesday, May 16, 2017
Time:	2:00 p.m., Pacific Time
Location:	www.schwabevents.com/corporation or
211 Main Street, San Francisco, California
Record Date:	March 17, 2017
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote.
Registration:	Please follow the advance registration instructions contained in the proxy statement on page 1.

Voting Proposals

	Board Recommendation	Page
Election of Directors
William S. Haraf	For	2
Frank C. Herringer	For	2
Stephen T. McLin	For	2
Roger O. Walther	For	2
Robert N. Wilson	For	2
Ratification of Independent Auditors	For	16
Frequency of Advisory Vote on Named Executive Officer Compensation	One Year	19
Advisory Approval of Named Executive Officer Compensation	For	20
Stockholder Proposal on Lobbying Payments	Against	55
Stockholder Proposal on Annual Disclosure of EEO-1 Data	Against	56
Stockholder Proposal on Proxy Access	Against	59
Stockholder Proposal on Vote Tabulation	Against	61

Director Nominees

We ask that you vote for the election of William S. Haraf, Frank C. Herringer, Stephen T. McLin, Roger O. Walther and Robert N. Wilson. The following table provides summary information on these nominees; complete biographical information is contained in the proxy statement.

Name	Age	Director Since	Occupation	Skills	Independent	Committees
William S. Haraf	68	2015	Special Advisor, Promontory Financial Group	Financial services industry and regulatory experience	X	Audit Nominating Risk

Frank C. Herringer	74	1996	Retired Chairman and Chief Executive Officer, Transamerica Corporation	Public company knowledge and leadership experience	X	Compensation Nominating

Stephen T. McLin	70	1988	Chairman and Chief Executive Officer, STM Holdings LLC	Public company knowledge, leadership and financial services industry experience	X	Nominating Risk

Roger O. Walther	81	1989	Chairman and Chief Executive Officer, Tusker Corporation	Public company knowledge, leadership and financial services industry experience	X	Compensation Nominating

Robert N. Wilson	76	2003	Chairman, Mevion Medical Systems, Inc.	Public company knowledge and leadership experience	X	Compensation Nominating Risk

Independent Auditors

We ask that you ratify the appointment of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2017 fiscal year. While the Audit Committee has the sole authority to retain the independent auditors, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

Fees for services provided by Deloitte in the last two fiscal years were:

	2016	2015
	(amounts in millions)
Audit Fees	$7.8	$6.6

Audit-Related Fees	2.4	2.6

Tax Fees	None	None

All Other Fees	None	None

Total	$10.2	$9.2

Frequency of Advisory Vote on Executive Compensation

You will have the opportunity this year to indicate your preference on the frequency of having advisory votes on named executive officer compensation. You may indicate your preference to have the advisory vote every one, two or three years, or you may abstain from voting. We recommend a frequency of one year for having advisory votes on named executive officer compensation, as we believe that having an advisory vote every year on named executive officer compensation provides the Compensation Committee regular input from stockholders.

Executive Compensation

We ask that you approve, on an advisory basis, the compensation of our named executive officers. The named executive officers are those executive officers listed in the Summary Compensation Table. The advisory approval of named executive officer compensation is required by federal law, and while the vote is not binding, the Compensation Committee considers the vote as part of its evaluation of executive compensation programs.

2016 Executive Compensation Highlights

In 2016, our management team continued to execute on its strategy of providing our clients – individual investors, registered investment advisors and employers – with advice and services to help them achieve their financial goals. This “Through Clients’ Eyes” strategy, combined with ongoing expense discipline, resulted in core net new assets of $125.5 billion (the fifth consecutive year in excess of $100 billion), total client assets of $2.78 trillion, and a pre-tax profit margin of 40.0%. Earnings per share (EPS) was $1.31 (up 27% over the prior year), and return on common equity (ROCE) was 14%, the highest in seven years.

The company’s compensation programs are designed to link pay to the long-term performance of the company. Key elements of 2016 compensation included:

Element	Form	Terms	Objectives

Base Salary	• Cash	• Reviewedannually	• Attract,motivate and retain executives

Annual Incentives	• Cash	• Subjectto satisfaction of performance criteria	• Attract,motivate and retain executives • Rewardexecutives for individual performance • Linkpay with company financial performance

Long-Term Incentives	• Performance-basedrestricted stock units • Stockoptions • Special2013 cash Long-Term Incentive Plan (LTIP)

•    Restrictedstock units with cliff-vesting based on a three-year performance period, subject to satisfaction of performance criteria

•    Stockoptions generally vest 25% per year and have a ten-year term

•    Special2013 Cash LTIP was based on cumulative earnings per share over a four-year performance period

• Attract,motivate and retain executives • Rewardexecutives for individual performance • Linkpay with company financial performance • Alignwith long-term interests of stockholders

Execution on the company’s strategy led to solid financial performance in 2016, and the Compensation Committee approved funding at 104.8% of the target award for the named executive officers for annual cash incentives. The performance goal for performance-based restricted stock units (PBRSUs) granted in 2016 was based on ROCE divided by cost of equity capital (COE) to align the executives’ incentives with the long-term interests of stockholders. The PBRSUs have cliff-vesting based on a three-year performance period.

Summary compensation information for the named executive officers is contained in the following table. As discussed in the proxy statement, these amounts are presented in accordance with accounting assumptions and Securities and Exchange Commission (SEC) rules, and the amount that the executive actually receives may vary substantially from what is reported in the equity columns of the table.

2016 Summary Compensation

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	1,041,667	3,875,000	3,875,000	10,639,350	116,632	19,547,649

Joseph R. Martinetto Senior Executive Vice President and Chief Financial Officer	625,000	1,000,000	1,000,000	3,662,325	39,713	6,327,038

Charles R. Schwab Chairman	500,000	1,500,000	1,500,000	4,582,800	60,273	8,143,073

Marie A. Chandoha President and Chief Executive Officer, Charles Schwab Investment Management, Inc.	572,500	750,000	750,000	3,279,559	37,175	5,389,234

Bernard J. Clark Executive Vice President – Advisor Services	525,000	750,000	750,000	3,008,350	31,171	5,064,521

Stockholder Proposals

There are stockholder proposals to vote on that are described in the proxy statement.

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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, May 16, 2017
Time:	2:00 p.m., Pacific Time
Location:	www.schwabevents.com/corporation, or 211 Main Street, San Francisco, California

Agenda:

•   elect five directors for three-year terms,

•   vote to ratify the selection of independent auditors,

•   vote on the frequency of the advisory vote on named executive officer compensation,

•   vote for the approval, on an advisory basis, of compensation of named executive officers,

•   vote on four stockholder proposals, if properly presented, and

•   consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 17, 2017 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 211 Main Street, San Francisco, California 94105.

By Order of the Board of Directors,

DAVID R. GARFIELD
EXECUTIVE VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 16, 2017. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our website at

www.aboutschwab.com.

PROXY STATEMENT

The Board of Directors is sending these proxy materials to you on or about March 30, 2017. Stockholders who owned the company’s common stock at the close of business on March 17, 2017 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,336,792,053 shares of common stock outstanding on March 17, 2017.

VOTING YOUR SHARES

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. You may vote by internet, telephone or mail in advance of the meeting by following the instructions on your proxy card or voting instruction form.

If you do not vote in advance and plan to submit your vote at the annual meeting, you will need a legal proxy to vote your shares if your shares are held in “street name” (e.g., through a bank or broker). You may obtain a legal proxy from your bank or broker. If you plan to vote at the virtual meeting, please send your legal proxy to our transfer agent, Wells Fargo Bank, N.A., by fax to (651) 450-4026 or email to wfssproxyteam@wellsfargo.com. If you plan to vote at the in-person meeting, please bring the legal proxy with you. If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares at the annual meeting.

ATTENDING THE ANNUAL MEETING

You must register in advance to attend the annual meeting virtually via the internet or in person. To register, please go to:

www.schwabevents.com/corporation.

You will be asked to provide your name, mailing address, email address and proof that you own Schwab shares (such as the Schwab account number in which you hold the shares, or the name of the broker and number of shares that you hold in an account outside of Schwab). You also may write the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement or call the Assistant Corporate Secretary at (415) 667-9979 if you plan to attend the in-person meeting.

If you register in advance to attend the virtual annual meeting, we will email you information on how to access the area of www.schwabevents.com where you will be able to submit questions and vote. While you may watch the webcast without registering in advance, you will not be able to access the area of the website where you can ask questions and vote.

If you plan to attend the in-person meeting, in accordance with our security procedures, you will be asked to present picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the in-person annual meeting is on a first-come, first-served basis. If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual also must be provided.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	William S. Haraf

•	Frank C. Herringer

•	Stephen T. McLin

•	Roger O. Walther

•	Robert N. Wilson

Each nominee is presently a director of the company and has consented to serve a three-year term. Biographical information about each of the company’s directors, including the director nominees, is contained in the following section.

MEMBERS OF THE BOARD OF DIRECTORS

JOHN K. ADAMS, JR.

DIRECTOR SINCE 2015

Mr. Adams, age 61, served as managing director in the Financial Institutions Group at UBS Investment Bank, a financial services firm, from 2002 until 2013. Prior to joining UBS, Mr. Adams was with Credit Suisse’s Financial Institutions Group from 1985 until 2002. He currently serves on the board of directors of Charles Schwab Bank and Navient Corporation, a loan management, servicing and asset recovery company. Mr. Adams’ term expires in 2019.

Mr. Adams has significant experience with respect to the financial services industry, investment banking, capital markets and mergers and acquisitions, having served as head of UBS’ North American banks practice and in Credit Suisse’s Financial Institutions Group.

NANCY H. BECHTLE

DIRECTOR SINCE 1992

Ms. Bechtle, age 79, served as President and Chief Executive Officer of the San Francisco Symphony from 1987 until 2001 and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, from 1979 to 1998. Ms. Bechtle served as Chairman and a director of Sugar Bowl Corporation, a ski resort operator, from 1998 to 2015, where she currently serves as Vice Chairman. She was appointed a director of the Presidio Trust in 2008 and served as its Chairman through 2015. She also served as a director of the National Park Foundation from 2002 until 2008 and was its Vice Chairman from 2005 until 2008. Ms. Bechtle’s term expires in 2018.

Ms. Bechtle brings leadership skills and financial experience to the board, having served as Chief Financial Officer of J.R. Bechtle & Co., Chairman of Sugar Bowl Corporation and Chief Executive Officer of the San Francisco Symphony. She has deep knowledge of the company and its business, having served on the board since 1992.

WALTER W. BETTINGER II

DIRECTOR SINCE 2008

Mr. Bettinger, age 56, has served as President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also serves as a member of the Board of Directors of Charles Schwab Bank and Charles Schwab & Co., Inc., and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust, Laudus Institutional Trust, and Schwab Strategic Trust, all registered investment companies. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004 and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. Mr. Bettinger’s term expires in 2018.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing, and operations. As Chief Executive Officer of the company, Mr. Bettinger works closely with the Board of Directors in evaluating and enhancing the strategic position of the company.

C. PRESTON BUTCHER

DIRECTOR SINCE 1988

Mr. Butcher, age 78, has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, since 1998 and Chairman of the Board and Director of KBS Legacy Partners Apartment REIT, Inc., a real estate investment trust, since 2009 and had been Chief Executive Officer until 2012. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. He served as a director of Northstar Realty Finance Corp until September 2014. Mr. Butcher’s term expires in 2018.

Mr. Butcher brings leadership skills and experience in complex financial transactions to the board as Chairman and Chief Executive Officer of Legacy Partners. He has deep knowledge of the company and its business, having served on the board since 1988.

CHRISTOPHER V. DODDS

DIRECTOR SINCE 2014

Mr. Dodds, age 57, has served as a senior advisor at The Carlyle Group, a private equity firm, since 2008. He also serves on the Board of Directors of Charles Schwab Bank. From 1986 to 2007, Mr. Dodds held several key positions at The Charles Schwab Corporation, including Executive Vice President and Chief Financial Officer. Mr. Dodds’ term expires in 2018.

Mr. Dodds brings leadership skills, knowledge of the financial services industry, and financial and accounting experience. He has deep knowledge of the company and its business, having served as its Chief Financial Officer from 1999 until 2007, and as a director of Charles Schwab Bank since 2007.

STEPHEN A. ELLIS

DIRECTOR SINCE 2012

Mr. Ellis, age 54, is a Managing Partner of TPG Capital, a private equity and alternative investment firm. Prior to joining TPG Capital in 2015, Mr. Ellis served as Chief Executive Officer of Asurion, LLC, a provider of consumer technology protection services, from 2012 through 2014. Prior to Asurion, Mr. Ellis served as Worldwide Managing Director of Bain & Company, a management consulting firm, from 2005 until 2012, and as Managing Partner for Bain’s West Coast offices from 1999 through 2004. Mr. Ellis joined Bain in 1993. Mr. Ellis’ term expires in 2019.

Mr. Ellis brings leadership and management skills, investment expertise and experience in global management consulting to the board, having served as Worldwide Managing Director of Bain & Company and Chief Executive Officer of Asurion, LLC and as Managing Partner at TPG Capital.

MARK A. GOLDFARB

DIRECTOR SINCE 2012

Mr. Goldfarb, age 65, has served as managing partner of BDO USA, LLP, an accounting and consulting firm, since January 2015. He was a founder of SS&G, Inc. (SS&G), an accounting and business consulting firm, and served as managing partner of SS&G from 1987 until 2012, and as senior managing director of SS&G from 2012 until January 2015, at which time SS&G merged with BDO USA, LLP. Mr. Goldfarb served on the Board of Trustees and as Chairman of the Audit Committee of Schwab Strategic Trust, a registered investment company, from 2009 until 2012. He is also a past president of Cascade Capital Corporation. Mr. Goldfarb’s term expires in 2018.

Mr. Goldfarb brings financial and operational leadership experience to the board, having served as a founder and senior managing director of SS&G and as a managing partner with BDO USA, LLP. His financial expertise is critical for his role as Audit Committee Chairman.

WILLIAM S. HARAF

DIRECTOR SINCE 2015

Mr. Haraf, age 68, serves as a special advisor for Promontory Financial Group, a financial consulting firm. He was a managing director of Promontory Financial Group from 2012 until 2014. Mr. Haraf serves as a member of the Board of Directors of Charles Schwab Bank. From 2008 until 2012, he served as Commissioner of the California Department of Financial Institutions. Mr. Haraf served as a member of the Financial Stability Oversight Council from 2010 until 2012, as managing director of Banc of America Securities from 1999 until 2003 and as Senior Vice President of Strategic Policy Development and Planning at Bank of America from 1994 until 1999. Mr. Haraf is a nominee for election this year.

Mr. Haraf brings substantial financial services and regulatory experience to the board, having served as managing director of Promontory Financial Group, Commissioner of the California Department of Financial Institutions and a member of the Financial Stability Oversight Council.

FRANK C. HERRINGER

DIRECTOR SINCE 1996

Mr. Herringer, age 74, is the retired Chairman of the Board and Chief Executive Officer of Transamerica Corporation, a financial services company. He served as Chairman of the Board of Transamerica from 1996 until 2015, Chief Executive Officer from 1991 until 1999 and President from 1986 until 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer is a director of Transamerica Corporation, the holding company for AEGON N.V.’s operations in the United States, and Amgen Inc., a biotechnology company. Mr. Herringer is a nominee for election this year.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contribute to his knowledge of the financial services industry. Mr. Herringer brings insights to the board from his service on other public company boards.

STEPHEN T. McLIN

DIRECTOR SINCE 1988

Mr. McLin, age 70, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. He serves as a member of the Board of Directors of Charles Schwab Bank. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. Mr. McLin is a nominee for election this year.

Mr. McLin brings leadership experience to the board, having served as Chief Executive Officer of America First Financial Corporation and having extensive knowledge of the financial services industry through his experience at STM Holdings LLC, America First Financial Corporation and Bank of America.

ARUN SARIN

DIRECTOR SINCE 2009

Mr. Sarin, age 62, served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. He served as a non-executive director of the Court of the Bank of England from 2005 until 2009. Mr. Sarin is a director of Accenture PLC, a consulting and information technology services company, Cisco Systems, Inc., a networking and communications technology company, and Blackhawk Network Holdings, Inc., a pre-paid and payments network. Mr. Sarin’s term expires in 2019.

Mr. Sarin brings public company knowledge and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to our board from his service on other public company boards.

CHARLES R. SCHWAB

DIRECTOR SINCE 1986

Mr. Schwab, age 79, has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank. Mr. Schwab served as Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust, all registered investment companies, through 2015. Mr. Schwab’s term expires in 2019.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

PAULA A. SNEED

DIRECTOR SINCE 2002

Ms. Sneed, age 69, is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company, from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of senior executive positions, including Chief Marketing Officer, Executive Vice President and President eCommerce division, Executive Vice President and President Desserts division, and Senior Vice President and President Food Service division. Ms. Sneed is a director of TE Connectivity, Ltd., a manufacturer of engineered electronic components, network solutions, wireless systems and telecommunications systems. Ms. Sneed’s term expires in 2019.

Ms. Sneed brings marketing skills and general management and executive leadership experience to the board, having served in a variety of senior executive positions at Kraft Foods, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to the board through her service on other public company boards.

ROGER O. WALTHER

DIRECTOR SINCE 1989

Mr. Walther, age 81, has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, from 1992 until 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 until 1993. Mr. Walther served as Chairman and a director of First Republic Bank from 1985 until 2007. Mr. Walther is a nominee for election this year.

Mr. Walther brings public company knowledge, leadership, and financial services industry experience to the board, having served as Chairman and Chief Executive Officer of Tusker Corporation, Chairman and a director of First Republic Bank, Chief Executive Officer of ELS Educational Services, Inc. and Chief Executive Officer of AIFS, Inc.

ROBERT N. WILSON

DIRECTOR SINCE 2003

Mr. Wilson, age 76, is Chairman of Mevion Medical Systems, Inc., a medical device company. Mr. Wilson was Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm, from 2004 through 2007, and was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products, from 1989 until 2003. Mr. Wilson joined Johnson & Johnson in 1964. Mr. Wilson is a nominee for election this year.

Mr. Wilson brings public company knowledge and leadership experience to the board, having served as Vice Chairman of Johnson & Johnson, Chairman of Mevion Medical Systems, and Chairman of Caxton Health Holdings.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we have general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that the following directors are independent: John K. Adams, Jr., Nancy H. Bechtle, C. Preston Butcher, Christopher V. Dodds, Stephen A. Ellis, Mark A. Goldfarb, William S. Haraf, Frank C. Herringer, Stephen T. McLin, Arun Sarin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson.

In determining independence, the Board of Directors considers broadly all relevant facts and circumstances regarding a director’s relationships with the company. All non-employee directors receive compensation from the company for their service as a director, as disclosed in the section “Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board and committee meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following types of relationships for the following directors:

•	Nancy H. Bechtle: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	C. Preston Butcher: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Mark A. Goldfarb: The director serves as managing partner of a firm which the company has engaged.

•	William S. Haraf: The director serves as a special advisor of a consulting firm which the company has engaged.

•	Frank C. Herringer: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.

•	Stephen T. McLin: The director has a son who was employed by the company in a non-executive officer, non-managerial capacity during 2016 (and presently).

•	Arun Sarin: The director serves as a director of a consulting firm which the company has engaged.

CORPORATE GOVERNANCE INFORMATION

Board Leadership

The Chairman of the Board is Charles R. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman of the Board approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chairman of the Nominating and Corporate Governance Committee presides over the executive sessions of non-management directors. Mr. Herringer, as Chairman of the Nominating and Corporate Governance Committee, leads the non-management directors in executive session.

The board has four standing committees (Audit, Compensation, Nominating and Corporate Governance, and Risk) that are composed entirely of independent directors and are chaired by independent directors. Given the role and scope of authority of these committees, and that over 85% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board leading board discussions, and the Chairman of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

Risk Oversight

As part of its oversight functions, the Board of Directors is responsible for oversight of risk management at the company. The board has a Risk Committee, which assists the board in fulfilling its oversight responsibilities with respect to the company’s risk management program and provides reports to the board and the Audit Committee. The Audit Committee reviews reports from management and the Risk Committee concerning the company’s risk assessment and major risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee, as described in the Compensation Discussion and Analysis, separately reviews the compensation program with respect to the potential impact of risk-taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Form 10-K for the period ended December 31, 2016.

Board Structure and Committees

The authorized number of directors is currently fifteen and the company has fifteen directors. Five directors are nominees for election this year and ten directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held seven meetings in 2016. Each director attended at least 75% of all applicable board and committee meetings during 2016. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2016, fourteen of the fifteen directors attended the annual meeting.

We have an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. Each of these committees is composed entirely of “independent directors” as determined by the Board of Directors in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. In addition to those standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

The Audit Committee held twelve meetings in 2016 and is composed of the following members: Mark A. Goldfarb (Chairman), John K. Adams, Jr., C. Preston Butcher, Christopher V. Dodds, Stephen A. Ellis, and William S. Haraf. None of the directors on the Audit Committee is or, during the past three years, has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. The board has determined that all of the members of the Audit Committee are financially literate in accordance with New York Stock Exchange listing standards and that Mark A. Goldfarb, John K. Adams, Jr., Christopher V. Dodds and William S. Haraf are Audit Committee financial experts in accordance with Securities and Exchange Commission rules. The Audit Committee:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications, independence and performance of the independent auditors,

•	reviews the activities and performance of the internal auditors,

•	reviews reports from management and the Risk Committee regarding major risk exposures and steps management has taken to address such exposures, and

•	reviews compliance with legal and regulatory requirements.

The Compensation Committee held seven meetings in 2016 and is composed of the following members: Roger O. Walther (Chairman), Nancy H. Bechtle, Frank C. Herringer, Paula A. Sneed, and Robert N. Wilson. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	evaluates the performance of executive officers and other senior officers and determines their compensation levels,

•	reviews and approves compensatory arrangements for executive officers and other senior officers, and

•	approves long-term awards for executive officers and other senior officers.

The Nominating and Corporate Governance Committee held one meeting in 2016 and is composed of the following members: Frank C. Herringer (Chairman), John K. Adams, Jr., Nancy H. Bechtle, C. Preston Butcher, Christopher V. Dodds, Stephen A. Ellis, Mark A. Goldfarb, William S. Haraf, Stephen T. McLin, Arun Sarin, Paula A. Sneed, Roger O. Walther and Robert N. Wilson. The Nominating and Corporate Governance Committee:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each board committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

The Risk Committee held six meetings in 2016 and is composed of the following members: Christopher V. Dodds (Chairman), John K. Adams, Jr., William S. Haraf, Stephen T. McLin, Arun Sarin and Robert N. Wilson. The Risk Committee:

•	reviews and approves the company’s risk governance structure to identify, measure, monitor and mitigate risks,

•	reviews and approves the company’s enterprise-wide risk management framework,

•	reviews the performance and activities of the company’s risk management organization, and

•	reviews and approves key policies with respect to oversight of specific risks, including credit, compliance, liquidity, market, and operational risk, and capital.

The Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee have written charters. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF211MN-05

211 Main Street

San Francisco, California 94105

DIRECTOR COMPENSATION

Mr. Schwab and Mr. Bettinger, who are employed by the company, receive no additional compensation for their service as directors. In 2016, non-employee directors received the following cash retainers and equity grants:

Cash Retainers

Each non-employee director received an annual cash retainer in the amount of $100,000. In addition, the Chairs of the Audit Committee and Risk Committee received an annual cash retainer of $35,000, and each other member of the Audit Committee and Risk Committee received an annual cash retainer of $15,000. The Chair of the Compensation Committee received an annual cash retainer of $30,000, and each other member of the Compensation Committee received an annual cash retainer of $10,000. The Chair of the Nominating and Corporate Governance Committee received an annual cash retainer of $25,000, and each other member of the Nominating and Corporate Governance Committee received an annual cash retainer of $10,000.

There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee.

Equity Grants

Each non-employee director received an annual equity grant under the 2013 Stock Incentive Plan with an aggregate value of $140,000. Non-employee directors received this equity grant 50% in stock options and 50% in restricted stock units (RSUs).

Terms and Conditions

Non-employee directors receive the annual grants of options and RSUs on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, a pro-rata amount of cash retainers and equity awards is granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

The annual grants of options and RSUs vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options and RSUs become 100% vested in the event of the non-employee director’s death, disability or retirement.

•

The number of RSUs for the annual grant is determined by dividing 50% of the aggregate value of the annual equity grant by the average of the high and low market price of the company’s common stock on the grant date.

•	The number of options for the annual grant of stock options is determined by dividing 50% of the aggregate value of the annual equity grant by the fair value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (1) the date ten years after the grant date, (2) the date three months after termination of service for any reason other than death, disability or retirement, or (3) the date one year after termination of service because of death or disability.

The company also has stock ownership guidelines for non-employee directors. Under our guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $400,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and RSUs are counted in determining the threshold under our stock ownership guidelines, but stock options are not.

Directors’ Deferred Compensation Plan

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their cash retainers and, at their election, either to:

(1)	receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive RSUs that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors. The following table shows compensation paid to each of our non-employee directors during 2016.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)
	Cash[1] ($)	Deferred into Restricted Stock Units or Options[2,6] ($)	Stock Awards[3,6] ($)	Option Awards[4,6] ($)	All Other Compen- sation[5] ($)	Total ($)

John K. Adams, Jr.	233,000	—	135,000	70,000	1,406	439,406

Nancy H. Bechtle	120,000	—	70,000	70,000	1,570	261,570

C. Preston Butcher	—	125,000	70,000	70,000	1,570	266,570

Christopher V. Dodds	247,000	—	135,000	70,000	1,891	453,891

Stephen A. Ellis	62,500	62,500	70,000	70,000	1,570	266,570

Mark A. Goldfarb	145,000	—	70,000	70,000	1,570	286,570

William S. Haraf	218,000	—	135,000	70,000	1,406	424,406

Frank C. Herringer	—	135,000	70,000	70,000	1,570	276,570

Stephen T. McLin	66,000	125,000	135,000	70,000	2,521	398,521

Arun Sarin	125,000	—	70,000	70,000	1,570	266,570

Paula A. Sneed	120,000	—	70,000	70,000	1,570	261,570

Roger O. Walther	140,000	—	70,000	70,000	1,570	281,570

Robert N. Wilson	135,000	—	70,000	70,000	1,570	276,570

(1)	This column shows amounts paid in cash for retainers and special meeting fees. For Mr. Adams, Mr. Dodds, Mr. Haraf, and Mr. McLin, the amount in this column includes their cash retainer and meeting fees for service on the Charles Schwab Bank board of directors.

(2)	This column shows the dollar amount of retainers and meeting fees deferred into restricted stock units or options under the Directors’ Deferred Compensation Plan II. The corresponding restricted stock units or options were as follows: 15,993 options for Mr. Butcher, 7,997 options for Mr. Ellis, 4,664 restricted stock units for Mr. Herringer, and 15,993 options for Mr. McLin.

(3)	The amounts shown in this column represent the grant date fair value of the restricted stock unit award. In 2016, non-employee directors who served the full year received an automatic grant of restricted stock units with a grant date fair value of $70,000. For Mr. Adams, Mr. Dodds, Mr. McLin and Mr. Haraf, the amount in this column includes an additional grant of restricted stock units with a grant date fair value of $65,000 for their service on the Charles Schwab Bank board of directors.

(4)	The amounts shown in this column represent the grant date fair value of the stock option award. In 2016, non-employee directors who served the full year received an automatic grant of stock options with a grant date fair value of $70,000.

(5)	This column shows the dollar amount of dividend equivalents on unvested RSUs.

(6)	The following table shows the aggregate number of outstanding stock option and RSU awards held by the non-employee directors as of December 31, 2016. This includes stock options and RSUs acquired under the Directors’ Deferred Compensation Plan.

Name	Stock Option Awards	Restricted Stock Unit Awards

John K. Adams, Jr.	15,701	7,060

Nancy H. Bechtle	103,852	6,077

C. Preston Butcher	294,954	34,477

Christopher V. Dodds	17,860	8,280

Stephen A. Ellis	68,563	11,673

Mark A. Goldfarb	42,613	5,493

William S. Haraf	15,701	7,060

Frank C. Herringer	103,852	119,483

Stephen T. McLin	256,974	41,041

Arun Sarin	81,761	5,493

Paula A. Sneed	103,852	51,654

Roger O. Walther	103,852	34,650

Robert N. Wilson	105,163	59,559

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2016.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement. The Board of Directors appointed Mr. Haraf as a director effective January 29, 2015, and this is the first time he is standing for election since his appointment. Mr. Haraf was originally recommended to the Nominating and Corporate Governance Committee as a potential director by the Chief Executive Officer and other executive management. The Nominating and Corporate Governance Committee, comprised of independent directors, recommended Mr. Haraf’s nomination as a candidate.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy provides that stockholder recommendations must be in writing and include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement.

Diversity

When identifying director nominees, the board considers the qualifications and skills represented on the board. As discussed in the “Director Qualifications” section below, one of the considerations evaluated by the board is the diversity of experience and background of directors. This consideration is broad, is consistent with our company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender.

The Nominating and Corporate Governance Committee annually reviews the structure and size of the board to assure that the proper skills are represented on the board. This assessment includes the effectiveness of board composition, including the qualifications, skills, and diversity represented on the board.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the Nominating and Corporate Governance Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience, and

•	the willingness and ability to devote adequate time to the company’s business.

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Candidates for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the Chairman of the Nominating and Corporate Governance Committee, or with the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has the sole authority to hire, retain and terminate the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is directly responsible for oversight of the work of the independent auditors. The Audit Committee oversees fees paid to the independent auditors and pre-approves all audit, internal control-related and permitted non-audit services to be performed by the independent auditors. The Audit Committee evaluates the qualifications, performance and independence of the independent auditors, including the rotation and selection of the lead audit partner and whether it is appropriate to rotate the audit firm itself.

The Audit Committee has selected Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as Deloitte) as the company’s independent registered public accounting firm for the 2017 fiscal year. Deloitte has served in this capacity since the company’s inception. The Audit Committee and the Board of Directors believe that the retention of Deloitte for the 2017 fiscal year is in the best interests of the company and its stockholders. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

AUDITOR FEES

Fees for services provided by Deloitte in the last two fiscal years were:

	2016	2015
	(amounts in millions)

Audit Fees[1]	$7.8	$6.6

Audit-Related Fees[2]	2.4	2.6

Tax Fees[3]	None	None

All Other Fees[4]	None	None

Total	$10.2	$9.2

(1)	Audit fees are the aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services.

(3)	Tax fees are limited by the Audit Committee to services by Deloitte for tax return review, preparation and compliance.

(4)	All other fees represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.”

In addition to the services listed above, Deloitte provides audit and tax return review, preparation and compliance services to certain unconsolidated affiliated mutual funds and foundations. The fees for such services are included in the expenses of the mutual funds and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $0.3 million in 2016 and $0.2 million in 2015. These amounts are not included in the expenses of The Charles Schwab Corporation.

Non-Audit Services Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The policy requires the pre-approval of the Audit Committee for other non-audit services performed by Deloitte. The policy divides non-audit services into three separate categories, which the Audit Committee has pre-approved subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance.

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2016 and 2015, the Audit Committee pre-approved 100% of the services performed by Deloitte relating to “audit-related fees”.

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•   reviewed and discussed the audited financial statements with management,

•   discussed with the independent registered public accounting firm the matters required to be discussed pertaining to Public Company Accounting Oversight Board AS 16 (Communications with Audit Committees), and

•   received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mark A. Goldfarb, Chairman

John K. Adams, Jr.

C. Preston Butcher

Christopher V. Dodds

Stephen A. Ellis

William S. Haraf

PROPOSAL THREE:

FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

You will have the opportunity this year to indicate your preference on the frequency of having advisory votes on named executive officer compensation. You may indicate your preference to have the advisory vote every one, two or three years, or you may abstain from voting.

The vote on the frequency of advisory votes on named executive officer compensation is required by federal law at least once every six years, and we last held a vote on the frequency of advisory votes in 2011. Although it is not binding, the Board of Directors has a policy that it will submit the advisory vote on named executive officer compensation to stockholders in accordance with the frequency that receives a majority of votes cast on the proposal. If none of the options regarding voting frequency receives a majority, the board will submit the advisory vote with such frequency as determined by the board in accordance with its best judgment.

In 2011, the board recommended, and stockholders voted for, a preference of a frequency of one year to conduct an advisory vote on named executive officer compensation. The board again recommends a frequency of one year, as we believe that having an advisory vote every year on named executive officer compensation provides the Compensation Committee regular input from stockholders and is an element to be considered as part of its broader review of executive compensation programs.

PROPOSAL FOUR:

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory approval of named executive officer compensation is required by federal law, and the company currently conducts annual advisory votes on that compensation. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis describes the company’s executive compensation program, policies and practices, which are designed to support the company’s strategic objectives.

Key Business Results

Our business strategy focuses on providing clients – individual investors, registered investment advisors and employers – with advice and services to help them achieve their financial goals. By seeing business through clients’ eyes and offering them a compelling combination of personalized relationships, superior service and great value, the company seeks to build enduring client loyalty. Loyal clients bring us more business and refer their friends, colleagues and family. By operating the business in a disciplined manner and leveraging shared processes and technology, we are able to invest in new products and services for clients and deliver a meaningful return to stockholders.

Schwab’s “Through Clients’ Eyes” strategy remains the driver of our growth. Effective execution of this strategy helped us succeed with clients throughout 2016 as they faced a challenging and eventful investing environment.

•	Core net new assets of $125.5 billion marked the fifth consecutive year in excess of $100 billion and a 5% annual organic growth rate.

•	We ended the year with 10.2 million active brokerage accounts and 1.1 million banking accounts, up 4% and 7%, respectively, over year-end 2015.

•

Clients entrusted $2.78 trillion in assets to us as of December 31, 2016, up 11% over year-end 2015. Of these assets, approximately half ($1.40 trillion) were receiving some form of ongoing advisory service, up 12%: $1.18 trillion were under the guidance of an independent advisor and $217 billion in client assets were enrolled in one of our retail advisory solutions.

Success with clients combined with our ongoing expense discipline in 2016 led to record financial performance.

•	Net revenues of $7.5 billion were up 17% over year-end 2015, and net income of $1.9 billion was up 31% over year-end 2015 – both amounts are records for the firm.

•	Revenue growth was 790 basis points higher than our 9% expense growth during the year.

•	Pre-tax profit margin of 40.0% was up 4.3 percentage points over the prior year.

•	Earnings per share (EPS) of $1.31 was up 27% over the prior year.

•	Return on common equity was 14%, the highest in seven years.

Execution on this strategy produced outstanding financial results in 2016, including meaningful operating leverage, as even the minimal increase in interest rates during the year enabled the Company to make significant progress in rebuilding its earnings power.

A more thorough discussion of the company’s business and business strategy is provided in our Annual Report on Form 10-K.

Our Executive Compensation Program

Our executive compensation program is intended to support the company’s success by:

•	attracting, motivating and retaining talented, highly capable executive officers,

•	rewarding executives for individual performance,

•	linking executive pay with the company’s financial performance, and

•	aligning incentives for executive officers with the interests of the company and its stockholders by linking pay with longer-term performance.

Our compensation program uses three elements – base salary, annual cash incentives and long-term incentive awards (LTI) – to achieve these objectives. As illustrated by the charts below, the majority of compensation is delivered through variable performance-based incentives. This approach maintains a strong link between executive pay and the company’s financial performance, only rewards executives when value has been created for stockholders, and drives long-term performance. In 2016, variable pay increased with the payment of special cash long-term incentive awards granted in 2013 (2013 Cash LTIP) to address retention issues and motivate key talent to achieve our long-term strategic goals during a period of unique challenges in the financial services industry. The 2013 Cash LTIP payments were based on the company’s long-term financial performance as measured by cumulative EPS for the four-year performance period ending December 31, 2016.

2016 CEO Pay Mix*	2016 Average Pay Mix of All Other Named Executive Officers*

*	Pay mix is based on amounts in the Summary Compensation Table. Annual cash incentive is the amount reported for the Corporate Executive Bonus Plan under Non-Equity Incentive Plan Compensation. Long-term Incentive Awards are amounts reported for the 2013 Cash LTIP under Non-Equity Incentive Plan Compensation, Stock Awards and Option Awards.

Key Compensation Decisions

The company’s commitment to disciplined execution of its business strategy has delivered solid financial results in the years since the onset of the financial crisis of 2008. In 2016, in a challenging and eventful environment, the company drove strong business growth through its innovative, full-service model that continued to resonate with clients. Strong business growth and the company’s overall spending discipline led to outstanding financial performance.

The Compensation Committee’s decisions for 2016 aligned with this disciplined focus on financial results. In 2016, the Compensation Committee:

•

Continued to use EPS as the performance criterion for the Corporate Executive Bonus Plan because it measures profitability and focuses executive officers on operating performance and decisions around capital structure.

•	Set the target EPS goal for 100% payout upon achieving the company’s financial plan approved by the board.

•	Approved annual cash incentive payouts under the Corporate Executive Bonus Plan of 104.8% of the target set by the Compensation Committee based on the company’s financial performance.

•	Awarded performance-based restricted stock units (PBRSUs) with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

•

Continued to use return on common equity (ROCE) equaling or exceeding cost of equity (COE) as the performance goal for the 2016 PBRSUs, because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company.

•

Approved 2013 Cash LTIP payouts of 163.64% of the target set by the Compensation Committee based on the company’s financial performance as measured by cumulative EPS of $4.10 for the four-year performance period ending December 31, 2016.

The Compensation Committee continuously reviews and evaluates the company’s compensation program and policies and considers stockholder views regarding executive compensation. For the 2017 program, the Compensation Committee made decisions that maintain the strong relationship between compensation opportunity and the management team’s success in executing on the business strategy. For 2017, the Compensation Committee again:

•

Selected EPS as the performance criterion for the Corporate Executive Bonus Plan, set the target EPS goal for 100% payout upon achieving the company’s financial plan approved by the board, and set a threshold for payment of annual cash incentives at 50% of the target EPS.

•	Awarded PBRSUs with cliff-vesting based on a three-year performance period to ensure continued focus on long-term performance and retention.

SUMMARY OF THE EXECUTIVE COMPENSATION PROGRAM

Our compensation program uses three key elements: base salary, annual cash incentives and long-term incentives. The table below identifies how each of these elements supports the objectives articulated above.

Objective	Element of Compensation
	Base Salary	Annual Cash Incentives	Long-Term Incentives

Attract, Motivate and Retain	✓	✓	✓

Reward Executives for Individual Performance		✓	✓

Link Pay with Company Financial Performance		✓	✓

Align Incentives with Long-term Interests of Stockholders			✓

Performance Metric		EPS measures profitability and reflects the annual impact of operational actions and decisions around capital structure.

PBRSUs: ROCE compared to COE measures earnings on stockholder equity and long-term profitability.

Stock options: reward share price appreciation by delivering compensation only when the stock price appreciates above the fair market value exercise price.

Special 2013 Cash LTIP: cumulative EPS provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and capital management.

COMPENSATION PLANNING AND THE DECISION-MAKING PROCESS

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, and other senior officers, and it reviews and recommends to the Board of Directors compensation for the non-employee directors.

The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also considers:

•

recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives, developed in consultation with the Executive Vice President – Human Resources,

•	recommendations from the Chief Financial Officer regarding performance criteria and goals for annual and long-term incentives,

•

advice from the Executive Vice President – Corporate Risk regarding the design and results of incentive compensation programs to ensure consistency with the company’s financial plan, strategic objectives and risk profile, and

•	guidance and advice of its independent compensation consultant, Semler Brossy Consulting Group (Semler Brossy).

While the Compensation Committee considers the information provided by management and its independent, third-party advisor, it does not delegate authority to management for executive compensation decisions.

The Compensation Committee’s review of named executive officer compensation in January 2016 included consideration of:

•	the economic environment, market trends, and proposed regulations,

•	a competitive pay analysis of peer companies with data from proxy statements and the McLagan 2015 Top Management – Global survey,

•	each executive’s experience, responsibilities, individual performance, and pay relative to internal peers, and

•	reports prepared by the company’s Human Resources Department on each executive’s pay history with:

•	actual total compensation for 2012 to 2015,

•	projected 2016 compensation,

•	the value and vesting schedule of outstanding long-term awards,

•	each component of pay as a percentage of total compensation, and

•

option exercises, equity vesting amounts, dividend equivalents, 401(k) balances, deferred compensation balances, and other cash compensation (e.g., company match for the 401(k) plan and wellness incentives).

The Compensation Committee does not use a formula or assign a weighting to various factors considered in setting compensation. It does not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

The Compensation Committee uses a peer group as a source of market data to assess the competitiveness of compensation and pay practices for executive officers and directors. The data is not used to set compensation targets. Peers were selected considering the following factors:

•	Quantitative: revenue, market capitalization, and number of employees

•	Qualitative: business model, geographic coverage, and competition for customers and/or employees.

Because the company has few competitors comparable in terms of business model and geographic coverage, the peer group includes a mix of brokerage firms, banking and asset management companies, and companies that provide custody services and process a significant daily volume of consumer financial transactions. The peer group of 23 companies used for compensation for 2016 was:

Compensation Consultant

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2016, the Compensation Committee engaged Semler Brossy to review pay trends across the financial services industry and in the peer group, advise directly on Chief Executive Officer, Chairman and director compensation, provide competitive assessments of executive compensation, review the company’s long-term incentives as well as the long-term incentives used by companies in the peer group, assist with the review and analysis of the peer group, and provide general advice and counsel with respect to executive compensation programs, market practices and trends. Semler Brossy was engaged by the Compensation Committee directly and does not provide other services to the company. In 2016, the Compensation Committee reviewed information regarding potential conflicts of interest with Semler Brossy, including: other services it might provide to the company, fees received from the company as a percentage of its total revenue, policies and procedures designed to prevent conflicts of interest, any business and/or personal relationships with members of the Compensation Committee, company stock owned, and any business and/or personal relationships between Semler Brossy consultants and any executive officer of the company.

ELEMENTS OF COMPENSATION

Base salary, annual cash incentives and long-term incentives are the key compensation elements for achieving the company’s objectives. The following adjustments were made to base salary, annual cash incentives and long-term incentives of the named executive officers in 2016:

Executive	Compensation Adjustments			Reason for Adjustments
	Base Salary $ Increase	Increase in Bonus Target (% of salary)	LTI $ Increase

Walter W. Bettinger II	$50,000	—	$250,000	• To reward and recognize accomplishments as CEO

Joseph R. Martinetto	—	—	$250,000	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Marie A. Chandoha	$15,000	—	—	• Individual performance • Pay relative to internal peers • Pay relative to external compensation data

Bernard J. Clark	—	25%	$250,000	• Individual performance • Pay relative to internal peers

Base Salary

Base salaries are established at levels intended to attract, motivate and retain highly capable executive officers. As illustrated by the pay mix charts in the Executive Summary above, executive officers receive a small percentage of their overall compensation in base salary.

Annual Cash Incentives

Annual cash incentive awards for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of 2016, the Compensation Committee established the performance criterion, set performance goals and approved a target bonus award, expressed as a percentage of salary, for each named executive officer.

EPS was established as the performance criterion for all named executive officers. The Compensation Committee believes EPS provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and decisions around capital structure. For purposes of the Corporate Executive Bonus Plan, EPS is calculated as fully diluted EPS calculated in accordance with U.S. Generally Accepted Accounting Principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criterion was established. EPS goals were summarized in a matrix with potential payouts ranging from 50% to 200% of the target bonus award, with a 100% payout assigned to the EPS goal set by the Compensation Committee. Achieving EPS of less than 50% of the target EPS goal would result in no bonus payment; achieving EPS between 50% and 100% of the target EPS goal would result in a payout of between 50% and 100% of the target bonus award; and achieving EPS of more than the target EPS goal would result in a payout of between 100% and 200% of the target bonus award. The threshold of 50% of target EPS was adopted to establish the minimum level of achievement for a bonus payment and a cap on bonus payout was set at 200% of the target award. When determining whether the performance goals have been achieved, the Compensation Committee reviews unusual gains and losses and whether results have been achieved in a manner consistent with the company’s risk profile. Based on this review, the Compensation Committee may exercise discretion to reduce payouts.

2016 Annual Cash Incentive

Performance Criterion and Result

In 2016, the target EPS goal was set at $1.25; the maximum payment was 200% of the target bonus award for EPS of $2.50 or higher; and the minimum payment was 50% of the target bonus award for EPS of $0.625. The target EPS goal of $1.25 was set to result in a payout of 100% of the target bonus award for performance in line with the company’s financial plans approved by the board. For 2016, the Compensation Committee approved payouts based on EPS of $1.31. The Compensation Committee determined that the company achieved these results while maintaining a low credit risk profile and remaining within its parameters for interest rate risk. The Compensation Committee did not reduce the cash incentive award for any individual named executive officer and approved funding at 104.8% of target for each of the named executive officers.

Long-Term Incentives

At its January 2016 meeting, the Compensation Committee approved equity awards to be granted on March 1, 2016 for the named executive officers pursuant to the 2013 Stock Incentive Plan. Of the total target equity awards granted, 50% was granted in stock options and 50% was granted in PBRSUs to align the incentives of executives with the long-term interests of stockholders. This mix reflects a steady evolution over the past several years towards PBRSUs, moving from 30% PBRSUs in 2009, 2010 and 2011 to 40% in 2012, and 50% in 2013, 2014, 2015 and 2016.

Stock Options

The Compensation Committee approved stock options to be granted on March 1, 2016 vesting 25% annually over four years.

Performance-Based Restricted Stock Units

The Compensation Committee approved PBRSUs with cliff-vesting based on the three-year performance period from January 1, 2016 to December 31, 2018. The main features of the 2016 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2016

Vesting Schedule	• 100% vesting on the third anniversary of the grant date All vesting is subject to Compensation Committee certification that the performance goal for that period has been met
Performance Period	• January 1, 2016 to December 31, 2018

Dividend Equivalent Payments

•    Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•    If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•    The number of shares of company stock payable upon vesting will vary based upon performance

•    200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

The Compensation Committee approved performance goals based on ROCE and COE with variable payouts where the number of shares payable is determined by dividing ROCE by COE and multiplying the result by the funding levels summarized in a matrix. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

The Compensation Committee approved performance criteria based on ROCE and COE because it reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The opportunity for a payout up to 200% of the target award incents executives to exceed target performance and directly links the magnitude of the payout to the company’s performance up to a cap of 200%. If the Compensation Committee certifies that the goal has been met for the performance period, then the award for that performance period will vest. If the goal has not been met, then the PBRSUs and associated dividend equivalent payments will be forfeited with no second opportunity to be earned.

ROCE is calculated as net income available to common stockholders divided by average common stockholders’ equity, for the applicable performance period, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criteria were established.

COE is calculated using the Capital Asset Pricing Model (CAP-M), which is a commonly used financial metric that incorporates the risk-free interest rate (the company uses the six-month average of the five-year Treasury rate), the beta of the company’s equity (a measure of the volatility of the company’s common stock relative to the broader equity market), and a market equity risk premium (an estimate of the expected excess return required for holding equities instead of a risk-free asset).

In determining whether the performance goals have been met, the Committee shall exclude losses from any unusual or non-recurring items including but not limited to: discontinued operations; the cumulative negative effects of changes in accounting principles and laws; losses on divestitures; losses on foreign exchange transactions; impairment of goodwill, intangible or long-lived assets; litigation-related charges; restructuring charges; and any other unusual or non-recurring losses.

Vesting of Performance-Based Restricted Stock Units for Performance Periods Ending December 31, 2016

In 2015, the Compensation Committee granted performance-based equity awards with a transitional three-year performance period, and vesting of one-sixth of the award is based on a two-year performance period from January 1, 2015 to December 31, 2016. In 2014 and 2013, the Compensation Committee granted performance-based equity awards with four one-year performance periods and one-fourth of these awards had a one-year performance period ending on December 31, 2016. These awards only vest if the Compensation Committee certifies that the applicable performance goals have been achieved.

When granting the PBRSUs each year, the Compensation Committee selects appropriate measures of performance given the company’s business objectives and the economic environment. The Compensation Committee chose ROCE compared to COE as a criterion that reflects the creation of financial value for stockholders in all phases of the business cycle and measures the earnings power of the company. The achievement of the performance goals for the tranches of those awards with performance periods ending in 2016 were:

Grant Year	Performance Goal	Performance Period	ROCE	COE	Performance Goal Met
2015		January 1, 2015 to December 31, 2016	12.8%	8.0%	Yes

2014	ROCE ≥ COE	January 1, 2016 to December 31, 2016	13.6%	8.1%	Yes
2013			13.6%	8.1%	Yes

Special 2013 Cash Long-term Incentive Awards

In January 2013, the Compensation Committee established a cash long-term incentive program pursuant to the 2004 Stock Incentive Plan and granted the 2013 Cash LTIP awards to address retention issues during a time when the company and the financial services industry faced unique challenges, including among others, sustained historically low interest rates. The 2013 Cash LTIP awards were granted to motivate key talent to help us achieve our long-term strategic goals while maintaining our profitability. The Compensation Committee granted individual awards payable based on the company’s performance as measured by cumulative EPS for the four-year performance period ending on December 31, 2016.

The Compensation Committee selected cumulative EPS as the performance criterion because it provides a comprehensive measure of the company’s profitability and focuses executive officers on operating performance and capital management over the four-year performance period. For purposes of the 2013 Cash LTIP, cumulative EPS is calculated as fully diluted EPS for net income calculated in accordance with U.S. Generally Accepted Accounting Principles, subject to categories of adjustments and exclusions approved by the Compensation Committee at the time the performance criterion was established.

Cumulative EPS goals were summarized in a matrix with potential payouts for the 2013 Cash LTIP ranging from 0% to 200% of the target award, with a 100% payout assigned to a cumulative EPS goal set by the Compensation Committee based on the company’s four-year projections for EPS at the time the awards were granted. Achieving EPS of less than the goal would result in a payout of between 0% and 100%, and achieving EPS of more than the goal would result in a payout of between 100% and 200% of the target. When determining whether the performance goals have been achieved, the Compensation Committee shall exclude losses from discontinued operations, extraordinary losses, unusual losses, the cumulative negative effects of changes in accounting principles and laws, losses on acquisitions or divestitures, losses on foreign exchange transactions, and any unusual, non-recurring losses.

The target cumulative EPS goal for the four-year performance period ending December 31, 2016 was set at $3.40; the maximum payment was 200% of the target award for cumulative EPS of $4.50 or higher. The Compensation Committee approved payouts based on cumulative EPS of $4.10. To determine cumulative EPS for the four-year performance period, the Compensation Committee reviewed various non-recurring items and excluded charges of $68 million in 2014 relating to future changes in the company’s geographic footprint. The Compensation Committee determined that the company achieved the cumulative EPS results while maintaining a low credit risk profile and remaining within its parameters for interest rate risk. The Compensation Committee did not reduce the payout for any individual named executive officer. The Compensation Committee certified the performance goals had been met and approved the following result:

2013 Cash LTIP Performance

Criterion and Result

The company’s financial results over the same four-year performance period for the 2013 Cash LTIP included compounded growth of:

•	11% for net revenues,

•	19% for net income available to common stockholders, and

•	17% for diluted EPS.

In addition, over the same four-year period, the company achieved total stockholder return of 186% (30% annualized).

Other Compensation

Executive Benefits and Perquisites

The company provides limited executive perquisites. The Compensation Committee approved certain benefits for Mr. Bettinger in connection with his promotion to President and Chief Executive Officer in 2008, including a car service for commuting purposes, which he has not used, parking, and use of fractionally-owned aircraft consistent with company policies.

For named executive officers, the company:

•	does not provide financial planning assistance,

•	does not gross up payments to cover executives’ personal tax liability,

•	does not offer executive retirement or medical plans, and

•	does not match contributions to the deferred compensation plan.

Employee Benefit Plans

The company offers no defined benefit plan, special retirement plan for executives or other nonqualified excess plans to named executive officers. Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan available to all eligible employees subject to Internal Revenue Service limits (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock), and a deferred compensation plan available to officers and other key employees.

Severance

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the company’s Severance Pay Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the severance program, executive officers are eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement described in the narrative to the Summary Compensation Table.

COMPENSATION POLICIES

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with those of other stockholders. Under the guidelines:

•	The Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary.

•	All other executive officers are expected to maintain an investment position equal to at least three times base salary.

Shares owned directly, shares beneficially owned under company benefit plans, restricted stock, and restricted stock units are included in determining ownership levels, but stock options are not. The stock ownership guidelines allow the Compensation Committee to take action if the target ownership levels are not met within five years. For 2016, all of the named executive officers had stock ownership exceeding the guidelines.

Prohibition on Speculative Trading in Company Stock

Speculative trading in the company’s stock is prohibited. Prohibited speculative trading includes short-term trading, selling short, buying options to open a position and selling uncovered options.

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date.

Recoupment Policies

The company has a recoupment policy to recover incentive awards granted to executive officers in the event of a significant restatement of financial results due to material noncompliance with financial reporting requirements due to misconduct.

In addition, in the event of certain securities law violations, the Compensation Committee reserves the right to reduce or cancel equity awards or require executives to disgorge any profit realized from equity awards.

The company also reserves the right to cancel equity awards of employees who are terminated for cause.

Response to Advisory Vote on Say-on-Pay and Stockholder Engagement

The Compensation Committee considers the result of the stockholders’ advisory say-on-pay vote when reviewing and evaluating the executive compensation program throughout the year. The Compensation Committee noted the strong support of the stockholders, who approved the company’s advisory vote by approximately 97% of the votes at the 2016 Annual Meeting of Stockholders, and believes this vote reflects broad support of our compensation program and policies.

The Compensation Committee continues to review and evaluate the company’s compensation program and policies in the context of our business, regulatory requirements, and evolving best practices. As part of this process, the Compensation Committee takes into consideration stockholder views regarding executive compensation that the company receives from time to time.

Risk Assessment

The Compensation Committee reviewed a report by Corporate Risk Management and Human Resources on incentive compensation practices and policies throughout the company and the potential impact on risk-taking by employees. The report reviewed payouts, risk ratings and balancing methods for all employee incentive compensation plans, changes in incentive compensation plans and programs made in 2016, bank product incentives, and enhancements to the incentive compensation risk management program, including the covered employee risk management performance review process. The annual report identified the following risk-mitigating factors currently in place:

•	approval of executive compensation by an independent board committee,

•	review of plan design and performance results for all executive incentive plans by the corporate risk officer,

•	performance-based long-term incentive awards,

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	caps on annual incentive opportunities,

•	performance goals based on financial plans reviewed by the board,

•	a four-year vesting period for stock options with limited opportunities for accelerated vesting,

•	a three-year performance period and cliff-vesting for performance-based RSUs with limited opportunities for accelerated vesting,

•	meaningful executive stock ownership guidelines,

•	annual review of incentive plan performance, along with centralized design and administration of all incentive plans, and

•	modest severance benefits.

In addition, when reviewing the design of and payments pursuant to incentive compensation programs, the Compensation Committee considers the review by the Executive Vice President – Corporate Risk regarding consistency with the company’s financial plan, strategic objectives and risk profile.

Internal Revenue Code Section 162(m)

Generally, plans are structured so that compensation is performance-based and deductible under Section 162(m) of the Internal Revenue Code; however, depending on business needs, the Compensation Committee may approve compensatory arrangements that are not deductible under Section 162(m). In 2016, compensation of the named executive officers was deductible under Section 162(m) except for portions of compensation in excess of $1 million received by a named executive officer due to a portion of salary in excess of $1 million, the taxable, imputed value of parking, spousal travel for a business event, and employer-provided life insurance.

COMPENSATION DECISIONS MADE FOR 2017

2017 Compensation for the Chief Executive Officer

In January 2017, the Compensation Committee approved a $100,000 increase in base salary and a $750,000 increase in long-term incentives for Mr. Bettinger to reward and recognize his accomplishments as CEO. The Compensation Committee believes that Mr. Bettinger’s leadership is a key factor in growing the long-term strength of our franchise by focusing on serving clients, operating in a disciplined manner and building a leadership team for the future.

2017 Annual Cash Incentives

In the first quarter of 2017, the Compensation Committee considered performance criteria for 2017 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected overall corporate performance as measured by EPS and established a threshold for payment at 50% of target EPS.

2017 Long-Term Incentives

In the first quarter of 2017, the Compensation Committee approved long-term equity awards of 50% stock options and 50% PBRSUs under the 2013 Stock Incentive Plan to align the long-term incentives of the executives with the long-term interests of the stockholders. These equity awards were approved to be granted on March 1, 2017. The stock options will vest 25% annually over four years. The PBRSUs will have cliff-vesting based on the three-year performance period from January 1, 2017 to December 31, 2019. The main features of the 2017 PBRSUs are summarized below.

Feature	Comments
Grant Date	• March 1, 2017

Vesting Schedule	• 100% vesting on the third anniversary of the grant date All vesting is subject to Compensation Committee certification that the performance goal for that period has been met
Performance Period	• January 1, 2017 to December 31, 2019

Dividend Equivalent Payments

•    Dividend equivalent payments equal to the dividends paid on a share of company stock will accumulate and be paid in cash when, and if, the underlying units vest

•    If the performance goals for the units are not met, the dividend equivalent payments are forfeited

Payment

•    The number of shares of company stock payable upon vesting will vary based upon performance

•    200% of the target award is the maximum number of shares of company stock payable for each unit that vests

Performance Criteria	• ROCE • COE

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Nancy H. Bechtle

Frank C. Herringer

Paula A. Sneed

Robert N. Wilson

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, President and Chief Executive Officer, Joseph R. Martinetto, Senior Executive Vice President and Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2016. No bonuses were paid to a named executive officer in the fiscal years shown, except as part of a non-equity incentive plan.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	All Other Compen- sation[4] ($)	Total ($)

Walter W. Bettinger II President and Chief Executive Officer	2016 2015 2014	1,041,667 1,000,000 1,000,000	3,875,000 3,750,000 3,250,000	3,875,000 3,750,000 3,250,000	10,639,350 3,714,000 4,224,000	116,632 123,373 117,179	19,547,649 12,337,373 11,841,179

Joseph R. Martinetto Senior Executive Vice President and Chief Financial Officer	2016 2015 2014	625,000 610,417 575,000	1,000,000 1,125,000 750,000	1,000,000 1,125,000 750,000	3,662,325 1,209,113 1,133,440	39,713 38,762 36,302	6,327,038 4,108,292 3,244,742

Charles R. Schwab[5] Chairman	2016 2015 2014	500,000 500,000 500,000	1,500,000 1,500,000 1,500,000	1,500,000 1,500,000 1,500,000	4,582,800 1,238,000 1,408,000	60,273 62,269 61,301	8,143,073 4,800,269 4,969,301

Marie A. Chandoha President and Chief Executive Officer, Charles Schwab Investment Management, Inc.	2016 2015	572,500 560,000	750,000 750,000	750,000 750,000	3,279,559 970,592	37,175 36,828	5,389,234 3,067,420

Bernard J. Clark Executive Vice President – Advisor Services	2016 2015 2014	525,000 520,833 500,000	750,000 625,000 625,000	750,000 625,000 625,000	3,008,350 773,749 844,800	31,171 34,251 27,426	5,064,521 2,578,833 2,622,226

(1)	The amounts shown in this column represent the aggregate grant date fair value of PBRSUs and RSUs and do not reflect the amounts ultimately realized by the named executive officer. The values shown are as of the grant date determined in accordance with Statement of Financial Accounting Standards Board ASC Topic 718, which is the date on which all of the significant terms, including any performance criteria, were established. The values represent the aggregate compensation cost expected at the grant date to be recognized over the service period and are not adjusted for the effect of any estimated forfeitures. The maximum value of the 2016 PBRSU grants on the grant date, assuming the performance conditions are met at 200% of the target award, would be: $7,750,000 for Mr. Bettinger; $3,000,000 for Mr. Schwab; $2,000,000 for Mr. Martinetto; and $1,500,000 for Ms. Chandoha and Mr. Clark.

PBRSUs awarded in 2016, 2015 and 2014 vest only upon satisfaction of the performance conditions of those awards. For the 2016, 2015 and 2014 PBRSUs, the date the Compensation Committee granted the units and the date all significant terms of the award were finalized were the same. The values reflected in the table for the grants are the number of units granted multiplied by the average of the high and low market price of the company’s common stock on the accounting grant date.

For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “Note 19. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Form 10-K for the period ended December 31, 2016.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards and not the amount ultimately realized by the named executive officer. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “Note 19. Employee Incentive, Retirement, Deferred Compensation, and Career Achievement Plans” from the company’s Form 10-K for the period ended December 31, 2016.

(3)	The amounts shown in this column for 2016 include the Corporate Executive Bonus Plan for the 2016 performance year, plus amounts earned under the 2013 Cash LTIP for 2013-2016 performance, as follows:

Named Executive Officer	Corporate Executive Bonus Plan ($)	2013 Cash LTIP ($)

Walter W. Bettinger II	4,093,750	6,545,600

Joseph R. Martinetto	1,310,000	2,352,325

Charles R. Schwab	1,310,000	3,272,800

Marie A. Chandoha	1,049,964	2,229,595

Bernard J. Clark	962,850	2,045,500

For 2015 and 2014, the amounts shown represent amounts earned under the Corporate Executive Bonus Plan.

(4)	The amounts shown in this column for 2016 include the following:

Named Executive Officer	Employer Matching Contributions[a] ($)	Dividend Equivalents[b] ($)

Walter W. Bettinger II	13,500	100,948

Joseph R. Martinetto	13,500	24,848

Charles R. Schwab	13,500	46,281

Marie A. Chandoha	13,500	22,452

Bernard J. Clark	13,500	16,524

(a)	The amounts in this column are employer match payments under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(b)	The amounts in this column are dividend equivalent payments on vested PBRSUs and unvested RSUs. These amounts are not included in the fair market value of the stock on the grant date shown in the Grants of Plan-Based Awards Table.

(5)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

2016 Grants of Plan-Based Awards Table

Name	Grant Date	Date of Action if Not Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)[5]
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Bettinger II	1/28/2016 3/1/2016 3/1/2016	— 1/28/2016 1/28/2016	1,953,125 — —	3,906,250 — —	7,812,500 — —	— — —	— 149,614 —	— 299,228 —	— — 464,629	— — 26.39	— 3,875,000 3,875,000
Joseph R. Martinetto	1/28/2016 3/1/2016 3/1/2016	— 1/28/2016 1/28/2016	625,000 — —	1,250,000 — —	2,500,000 — —	— — —	— 38,611 —	— 77,222 —	— — 119,905	— — 26.39	— 1,000,000 1,000,000
Charles R. Schwab	1/28/2016 3/1/2016 3/1/2016	— 1/28/2016 1/28/2016	625,000 — —	1,250,000 — —	2,500,000 — —	— — —	— 57,916 —	— 115,832 —	— — 179,857	— — 26.39	— 1,500,000 1,500,000
Maria A. Chandoha	1/28/2016 3/1/2016 3/1/2016	— 1/28/2016 1/28/2016	500,937 — —	1,001,875 — —	2,003,750 — —	— — —	— 28,958 —	— 57,916 —	— — 89,929	— — 26.39	— 750,000 750,000
Bernard J. Clark	1/28/2016 3/1/2016 3/1/2016	— 1/28/2016 1/28/2016	459,375 — —	918,750 — —	1,837,500 — —	— — —	— 28,958 —	— 57,916 —	— — 89,929	— — 26.39	— 750,000 750,000

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show, for the January 28, 2016 grant date for each named executive officer, the range of possible payouts for annual cash incentive awards granted in 2016 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2016 performance under this plan are shown in the “non-equity incentive plan compensation” column to the Summary Compensation Table. The “threshold” column shows the bonus payment for achieving 50% of the target EPS goal; achieving less than 50% of the target EPS goal would result in no bonus payment.

(3)	These PBRSU awards were granted under the 2013 Stock Incentive Plan and vest on the third anniversary of the grant date, provided that a target performance goal based on ROCE divided by COE for the three-year performance period ending December 31, 2018 is met. Shares are forfeited if the performance target is not met or will be paid in a range from 100% to 200% of the target award when performance equals or exceeds target.

(4)	These stock option awards were granted under the 2013 Stock Incentive Plan, vest in four equal annual installments beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	For the option awards approved on January 28, 2016 with a grant date of March 1, 2016, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by an option pricing model. The fair value of the option determined by the pricing model on March 1, 2016 was $8.34. For PBRSU awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of March 1, 2016, which was $25.90.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Base Salaries

In 2016, the Compensation Committee increased the base salary for Mr. Bettinger by $50,000 (5.0%) and for Ms. Chandoha by $15,000 (2.7%). The Compensation Committee made no other adjustments to base salary for the named executive officers in 2016.

Annual Cash Incentives

In 2016, the Compensation Committee increased Mr. Clark’s annual cash incentive target from 150% to 175% of base salary. The Compensation Committee made no other adjustments to annual cash incentive targets for the named executive officers in 2016.

Long-Term Incentives

In 2016, the Compensation Committee increased the long-term incentives awards for Mr. Bettinger, Mr. Martinetto, and Mr. Clark by $250,000.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

All Other Compensation

Dividend equivalent payments on vested PBRSUs and on unvested RSU awards are included in the “all other compensation” section of the Summary Compensation Table because these dividend equivalent payments are not included in the fair value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table.

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003. Stockholders approved the amended employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his then current base salary and participation in all bonus, incentive and other compensation and benefits for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months). Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the Termination and Change in Control Benefits Table below.

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

2016 Termination and Change in Control Benefits Table

Name	Event[1]	Salary and Bonus		Early Vesting of Stock Options[2]		Early or Continued Vesting of Restricted Stock Units[2]		Vesting of Cash LTIP Awards[2]		Other		Total

Walter W. Bettinger II	Termination under Severance Plan	$1,241,159	[3]	$14,754,980	[4]	$14,494,687	[4]	—		$20,691	[5]	$30,511,517
	Change in control	—		14,754,980	[6]	14,494,687	[6]	$4,000,000	[7]	—		33,249,667
	Death or disability	—		14,754,980	[6]	14,494,687	[6]	6,545,600	[8]	—		35,795,267
	Retirement or voluntary resignation	—		14,754,980	[4]	14,494,687	[4]	—		—		29,249,667

Joseph R. Martinetto	Termination under Severance Plan	$738,780	[3]	$2,595,031	[9]	$2,124,354	[9]	—		$20,961	[5]	$5,479,126
	Change in control	—		3,932,194	[6]	3,804,908	[6]	$1,437,500	[7]	—		9,174,602
	Death or disability	—		3,932,194	[6]	3,804,908	[6]	2,352,325	[8]	—		10,089,427

Charles R. Schwab	Termination without cause	$5,430,000	[10]	$6,163,928	[11]	$5,995,414	[4]	—		$68,969,678	[12]	$86,559,020
	Change in control	—		6,163,928	[6]	5,995,414	[6]	$2,000,000	[7]	—		14,159,342
	Death	2,500,000	[13]	6,163,928	[6]	5,995,414	[6]	3,272,800	[8]	68,060,640	[14]	85,992,782
	Disability	1,500,000	[15]	6,163,928	[6]	5,995,414	[6]	3,272,800	[8]	68,060,640	[14]	84,992,782
	Resignation following a change in control	1,875,000	[16]	6,163,928	[6]	5,995,414	[6]	2,000,000	[7]	68,060,640	[14]	84,094,982
	Retirement or voluntary resignation	1,875,000	[16]	6,163,928	[4]	5,995,414	[4]	—		68,060,640	[14]	82,094,982

Marie A. Chandoha	Termination under Severance Plan	$436,407	[3]	$1,238,500	[9]	$906,744	[9]	—		$8,429	[5]	$2,590,080
	Change in control	—		3,082,001	[6]	2,997,707	[6]	$1,362,500	[7]	—		7,442,208
	Death or disability	—		3,082,001	[6]	2,997,707	[6]	2,229,595	[8]	—		8,309,303

Bernard J. Clark	Termination under Severance Plan	$620,569	[3]	$2,764,372	[4]	$2,688,617	[4]	—		$20,961	[5]	$6,094,519
	Change in control	—		2,764,372	[6]	2,688,617	[6]	$1,250,000	[7]	—		6,702,989
	Death or disability	—		2,764,372	[6]	2,688,617	[6]	2,045,500	[8]	—		7,498,489
	Retirement or voluntary resignation	—		2,764,372	[4]	2,688,617	[4]	—		—		5,452,989

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2016).

The benefits payable to Mr. Schwab are based on the terms of his employment, license, and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Charles Schwab Severance Pay Plan (Severance Plan), and these benefits are included in amounts shown for “termination under Severance Plan.”

Stock option and RSU agreements may contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement or voluntary resignation.” As of December 31, 2016, Mr. Bettinger, Mr. Clark and Mr. Schwab met the eligibility criteria for retirement under certain existing equity award agreements.

PBRSU award agreements may contain provisions for accelerated vesting and payment of target awards due to a change in control, death or disability. These accelerated amounts are included in amounts shown for “change in control” or “death or disability”. PBRSU award agreements may contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions is included in amounts shown for “termination under Severance Plan” and “retirement or voluntary resignation” as applicable.

2013 Cash LTIP award agreements may contain provisions for accelerated vesting due to a change in control and provisions for continued pro rata vesting due to death or disability, subject to the achievement of performance goals established at the time such awards were granted. The value of awards subject to these provisions is included in the amounts shown for “change in control,” and “death or disability.”

(2)	For stock options, the amounts are based on the spread between the exercise price and the closing price of a share of company common stock on December 30, 2016 ($39.47), multiplied by the number of shares subject to accelerated vesting. For RSUs, the amounts are based on the closing price of a share of company common stock on December 30, 2016 ($39.47), multiplied by the number of shares subject to accelerated vesting. For PBRSUs, the amounts are based on $39.47 multiplied by the target number of shares that would vest, to the extent not already forfeited, under accelerated vesting provisions (in the case of death, disability or change in control), or the number of shares that will continue to vest, to the extent not already forfeited, under continued vesting provisions (in the case of retirement or severance under the Severance Plan) subject to achievement of performance goals established at the time such awards were granted. For 2013 Cash LTIP awards, the amounts shown for accelerated vesting on change in control are the target value of the awards and the amounts shown for continued vesting on death or disability are the amounts based on the performance goals achieved, assuming the death or disability took place on December 31, 2016, the last day of the performance period. The amounts paid for 2013 Cash LTIP are also reported in the 2016 Summary Compensation Table, and there would be no 2013 Cash LTIP payments associated with terminations following December 31, 2016.

(3)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance benefit equal to base salary (at December 31, 2016 rate) for a specified period (a minimum of seven months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(4)	Under equity award agreements, if the employee meets the eligibility criteria for retirement at the time of termination, stock options vest and PBRSUs continue to vest based on the achievement of the related performance goals.

(5)	Under the Severance Plan, amounts represent a lump-sum payment to cover part of the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(6)	Under equity award agreements, these awards fully vest in the event of a change in control of the company, death or disability.

(7)	Under the 2013 Cash LTIP award agreements, these awards fully vest and are paid at the target level of performance in the event of a change in control.

(8)	Under the 2013 Cash LTIP award agreements, in the event of death or disability, these awards provide for a prorated payment based on the achievement of the performance goal and the number of days the executive officer served during the performance period. An executive officer terminating on December 31, 2016 would have served for the complete Cash LTIP performance period and would receive the amount based on the performance goals achieved. The amounts paid based on the performance goals achieved were paid to the executive officers in March 2017 and are reported in the 2016 Summary Compensation Table for 2016. There will not be any additional expense to the company in connection with the 2013 Cash LTIP awards for future terminations due to death or disability.

(9)	Under the Severance Plan, amounts result from vesting of outstanding long-term awards that would have vested during the 60-day notice period, accelerated vesting of outstanding stock options and RSU awards that would have vested upon termination, and continued vesting of PBRSU awards that may vest during the severance period after termination.

(10)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2016 rate of $500,000) and bonus (at 2016 cash incentive of $1,310,000 under the Corporate Executive Bonus Plan), to be paid in 36 monthly installments.

(11)	Under Mr. Schwab’s employment agreement, unvested stock options fully vest upon an involuntary separation from service other than for cause.

(12)	Under Mr. Schwab’s employment and license agreements, includes: annual installments of $4,537,376 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, and estimated cost of office space and secretarial support for 36 months of $909,038.

(13)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2016 rate of $500,000).

(14)	Under Mr. Schwab’s license agreement, represents annual installments of $4,537,376 for 15 years payable to Mr. Schwab or his estate.

(15)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2016 rate of $500,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2016 Summary Compensation Table and is not an additional expense to the company.

(16)	Under Mr. Schwab’s employment agreement, represents 60 monthly installments of $31,250 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation, or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2016 Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of 12 months of the base salary that would have been payable to the executive officer. Prorated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except PBRSUs or similar performance-based awards, which would have vested had the officer remained employed during the severance period will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in PBRSUs to the extent performance goals are met or exceeded for the period.

Outstanding Equity Awards as of December 31, 2016

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
Walter W. Bettinger II	359,400 268,596 339,426 325,000 196,731 126,165 117,075 77,160 73,001 67,540 112,816	65,578 42,055 39,025 77,161 73,001 67,540 338,448 464,629	[2] [3] [4] [5] [6] [7] [8] [9]	11.75 13.91 12.45 13.64 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39	11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026	—	—	367,233[12,13,14,15]	14,494,687

Joseph R. Martinetto	44,944 52,045 53,031 54,952 64,130 21,880 57,852 73,108 70,000 21,127 45,399 29,115 27,018 17,806 16,846 15,586 26,323 7,530	7,043 15,134 9,705 9,006 17,807 16,847 15,587 78,972 22,591 119,905	[10] [2] [3] [4] [5] [6] [7] [8] [11] [9]	18.25 15.00 15.43 18.66 15.05 11.75 13.91 12.45 13.64 15.08 16.40 22.67 23.12 25.86 27.45 28.44 30.17 31.44 26.39	3/1/2020 8/2/2020 11/1/2020 3/1/2021 8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 1/2/2023 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 6/1/2025 3/1/2026	7,298[16,17]	288,052	89,102[12,13,14,15]	3,516,856

Charles R. Schwab	316,266 112,360 130,112 132,576 126,812			17.38 18.25 15.00 15.43 18.66	11/2/2019 3/1/2020 8/2/2020 11/1/2020 3/1/2021	—	—	151,898[12,13,14,15]	5,995,414

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1] ($)
	147,992 165,877 123,967 156,658 150,000 90,799 58,230 54,035 35,613 33,693 31,172 45,126	30,267 19,410 18,012 35,613 33,693 31,173 135,380 178,857	[2] [3] [4] [5] [6] [7] [8] [9]	15.05 11.75 13.91 12.45 13.64 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39	8/1/2021 11/1/2021 3/1/2022 8/1/2022 11/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026

Marie A. Chandoha	18,012 13,355 12,635 15,586 22,563	15,134 9,705 9,006 17,807 16,847 15,587 67,690 89,929	[2] [3] [4] [5] [6] [7] [8] [9]	16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39	3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026	—	—	75,949[12,13,14,15]	2,997,707

Bernard J. Clark	33,144 35,930 41,931 42,500 37,833 24,262 22,515 14,839 14,039 12,988 18,802	12,611 8,088 7,505 14,839 14,039 12,989 56,409 89,929	[2] [3] [4] [5] [6] [7] [8] [9]	15.43 18.66 15.05 13.64 16.40 22.67 23.12 25.86 27.45 28.44 30.17 26.39	11/1/2020 3/1/2021 8/1/2021 11/1/2022 3/1/2023 8/1/2023 11/1/2023 3/3/2024 8/1/2024 11/3/2024 3/2/2025 3/1/2026	—	—	68,118[12,13,14,15]	2,688,617

(1)	Represents the market value of unvested RSUs or PBRSUs held as of December 31, 2016 based on the closing price of a share of common stock of $39.47 on December 30, 2016.

(2)	These non-qualified stock options were approved on January 24, 2013 under the 2004 Stock Incentive Plan with a grant date of March 1, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These non-qualified stock options were approved on January 24, 2013 under the 2004 Stock Incentive Plan with a grant date of August 1, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These non-qualified stock options were approved on January 24, 2013 under the 2004 Stock Incentive Plan with a grant date of November 1, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These non-qualified stock options were approved on January 30, 2014 under the 2013 Stock Incentive Plan with a grant date of March 3, 2014 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These non-qualified stock options were approved on January 30, 2014 under the 2013 Stock Incentive Plan with a grant date of August 1, 2014 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(7)	These non-qualified stock options were approved on January 30, 2014 under the 2013 Stock Incentive Plan with a grant date of November 3, 2014 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	These non-qualified stock options were approved on January 29, 2015 under the 2013 Stock Incentive Plan with a grant date of March 2, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	These non-qualified stock options were approved on January 28, 2016 under the 2013 Stock Incentive Plan with a grant date of March 1, 2016 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(10)	These non-qualified stock options were approved on December 11, 2012 under the 2004 Stock Incentive Plan with a grant date of January 2, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(11)	These non-qualified stock options were approved on April 22, 2015 under the 2013 Stock Incentive Plan with a grant date of June 1, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date.

(12)	Includes PBRSU awards that were granted on March 1, 2013 and vest in increments of 25% on the first, second, third and fourth anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the one-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of target award when performance equals or exceeds target. Based on a target of 100% vesting for the RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2017	50,062

Joseph R. Martinetto	3/1/2017	11,553

Charles R. Schwab	3/1/2017	23,106

Marie A. Chandoha	3/1/2017	11,553

Bernard J. Clark	3/1/2017	9,628

(13)	Includes PBRSU awards that were granted on March 3, 2014 and vest in increments of 25% on the first, second, third and fourth anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the one-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of target award when performance equals or exceeds target. Based on a target of 100% vesting for the RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/3/2017 3/3/2018	31,292 31,293

Joseph R. Martinetto	3/3/2017 3/3/2018	7,221 7,222

Charles R. Schwab	3/3/2017 3/3/2018	14,443 14,443

Marie A. Chandoha	3/3/2017 3/3/2018	7,221 7,222

Bernard J. Clark	3/3/2017 3/3/2018	6,018 6,018

(14)	Includes PBRSU awards that were granted on March 2, 2015 and vest in increments of 16.67% on the first and second anniversary of the grant date and 66.7% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the respective one, two, or three-year performance period preceding the vesting date is met. Any units that do not vest at the end of the applicable performance period will be forfeited. Based on a target of 100% vesting for the RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/2/2017 3/2/2018	20,994 83,978

Joseph R. Martinetto	3/2/2017 3/2/2018	4,899 19,596

Charles R. Schwab	3/2/2017 3/2/2018	8,398 33,592

Marie A. Chandoha	3/2/2017 3/2/2018	4,199 16,796

Bernard J. Clark	3/2/2017 3/2/2018	3,499 13,997

(15)	Includes PBRSU awards that were granted on March 1, 2016 and vest 100% on the third anniversary of the grant date, provided a performance goal based on ROCE divided by COE for the three-year performance period preceding the vesting date is met. Shares are forfeited if the performance target is not met or paid in a range from 100% to 200% of the target award when performance equals or exceeds target. Based on a target of 100% vesting for the RSUs is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	3/1/2019	149,614

Joseph R. Martinetto	3/1/2019	38,611

Charles R. Schwab	3/1/2019	57,916

Marie A. Chandoha	3/1/2019	28,958

Bernard J. Clark	3/1/2019	28,958

(16)	These time-based RSUs were approved on December 11, 2012 under the 2004 Stock Incentive Plan with a grant date of January 2, 2013 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Joseph R. Martinetto	1/2/2017	1,347

(17)	These time-based RSUs were approved on April 22, 2015 under the 2013 Stock Incentive Plan with a grant date of June 1, 2015 and vest in four equal annual installments beginning on the first anniversary of the grant date. Vesting for these RSUs is as follows:

Name	Vesting Date	Number of Units

Joseph R. Martinetto	6/1/2017 6/1/2018 6/1/2019	1,984 1,983 1,984

2016 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]

Walter W. Bettinger II	2,093,252	39,567,341	149,061	3,900,141

Joseph R. Martinetto	249,427	3,453,431	37,065	986,051

Charles R. Schwab	—	—	67,505	1,765,762

Marie A. Chandoha	126,704	2,926,898	33,036	864,325

Bernard J. Clark	156,402	3,416,732	25,253	661,296

(1)	The value realized on exercise of stock options as shown in this chart was calculated by subtracting the option exercise price from the market price to obtain the value realized per share, and multiplying the value realized per share by the number of shares acquired upon exercise. The market price for each transaction was determined as follows: If upon exercising, the named executive officer sold the shares acquired, the market price was determined to be the sale price. If upon exercising, the named executive officer kept the shares acquired, then the market price was determined to be the average of the high and low market price of the company’s common stock on the date of the exercise.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day’s prices were used to value the shares.

2016 Nonqualified Deferred Compensation Table

Name[1]	Plan	Executive Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings in Last Fiscal Year[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Walter W. Bettinger II	DCP2	3,342,600	44,296	—	10,221,036	[4]

Charles R. Schwab	DCP1	—	1,557,546	—	20,587,109	[5]

Marie A. Chandoha	DCP2	75,000	14,894	—	216,161	[6]

Bernard J. Clark	DCP2	—	253,067	—	2,039,839

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. Bettinger, Ms. Chandoha, and Mr. Clark participate in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2) only. Mr. Schwab and Mr. Clark made no contributions to the deferred compensation plans in 2016. Mr. Martinetto did not participate in the company’s deferred compensation plans.

(2)	The company does not make contributions to the deferred compensation plans.

(3)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(4)	For Mr. Bettinger, includes executive contributions of $6,828,975 of annual cash incentives previously reported as compensation to Mr. Bettinger in the Summary Compensation Table for prior years (2014 – 2015) and aggregate plan earnings of $49,461.

(5)	For Mr. Schwab, includes executive contributions of $6,513,138 of cash bonuses which were previously reported as compensation in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $14,073,971. Mr. Schwab does not currently defer compensation.

(6)	For Ms. Chandoha, includes executive contributions of $50,000 of annual cash incentives previously reported as compensation to Ms. Chandoha in the Summary Compensation Table for 2015 and aggregate plan earnings of $16,161.

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are listed mutual funds and the Schwab Managed Retirement Trust Funds. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant’s retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2016 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2016

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS[1]	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS
Equity compensation plans approved by stockholders	45.1	[2]	$22.13	92.1	[3]

Equity compensation plans not approved by stockholders	0.1	[4]	$16.17	—

Total	45.2		$22.12	92.1

(1)	The weighted-average exercise price does not take into account awards that have no exercise price, such as RSUs.

(2)	Consists of 37,187,451 stock options and 7,907,399 RSUs outstanding under the company’s 2004 and 2013 Stock Incentive Plans.

(3)	Consists of 53,939,527 shares (including stock options, stock appreciation rights, restricted stock, RSUs, performance stock, performance-based RSUs, and performance units) that may be awarded under the 2013 Stock Incentive Plan and 38,249,367 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2016 (255,724 shares were subsequently purchased at the end of this offering period).

(4)	Includes grants under the optionsXpress Holdings, Inc. 2008 Equity Incentive Plan and 2005 Equity Incentive Plan (the optionsXpress Plans) which were assumed by the company in connection with its acquisition of optionsXpress Holdings, Inc. in 2011. There were 64,099 stock options under the optionsXpress Plans as of December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers and owners of 5% or more of the outstanding company common stock, as of the close of business on March 17, 2017 or as noted otherwise.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				PERCENT OF OUTSTANDING SHARES
	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]

Charles R. Schwab	151,875,068	[4]	2,049,452	153,924,520	11.5%

Dodge & Cox	96,623,574	[5]	—	96,623,574	7.2%

BlackRock, Inc.	80,150,908	[6]	—	80,150,908	6.0%

Vanguard Group, Inc.	76,325,436	[7]	—	76,325,436	5.7%

John K. Adams, Jr.	13,201		3,917	17,118	*

Nancy H. Bechtle	209,983		86,456	296,439	*

Walter W. Bettinger II	306,281	[8]	1,103,619	1,409,900	*

C. Preston Butcher	904,013	[9]	271,399	1,175,412	*

Christopher V. Dodds	472,732		4,997	477,729	*

Stephen A. Ellis	29,031		51,167	80,198	*

Mark A. Goldfarb	15,654		9,529	25,183	*

William S. Haraf	10,801		3,917	14,718	*

Frank C. Herringer	147,927	[10]	86,456	234,383	*

Stephen T. McLin	156,867	[11]	242,610	399,477	*

Arun Sarin	8,365		64,365	72,730	*

Paula A. Sneed	74,517		71,147	145,664	*

Roger O. Walther	262,795	[12]	86,456	349,251	*

Robert N. Wilson	139,281		87,767	227,048	*

Joseph R. Martinetto	151,615		786,072	937,687	*

Marie A. Chandoha	14,002		89,512	103,514	*

Bernard J. Clark	56,882		282,237	339,119	*

Directors and Executive Officers as a Group (21 Persons)[13]	154,884,496		5,708,329	160,592,825	12.0%

* Less than 1%

(1)	This column includes shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The Charles Schwab Corporation Dividend Reinvestment Plan, ESPP and/or The SchwabPlan Retirement Savings and Investment Plan.

This column excludes RSUs held by directors under the 2004 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the RSUs are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 17, 2017, there are no RSUs under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these RSUs is contained in the section under “Director Compensation.”

This column also excludes PBRSUs and RSUs held by executive officers under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan, which do not have voting rights.

(2)	Shares that can be acquired through stock option exercises within 60 days of March 17, 2017.

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 17, 2017.

(4)	Includes 13,217,050 shares held by Mr. Schwab’s spouse as trustee, 33,849,941 shares held by a family limited partnership, 44,025 shares held by 188 Corp, and the following shares for which Mr. Schwab disclaims beneficial ownership: 9,943,739 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 211 Main Street, San Francisco, CA 94105.

(5)

Includes shares held by Dodge & Cox as reported on its Schedule 13G filed with the Securities and Exchange Commission on March 20, 2017. The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, CA 94104.

(6)	Includes shares held by BlackRock, Inc. as reported on its Schedule 13G filed with the Securities and Exchange Commission on January 30, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)	Includes shares held by Vanguard Group, Inc. as reported on its Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017. The address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(8)	Includes 2,291 shares held by Mr. Bettinger’s spouse and shares held by a nonprofit public benefit corporation established by Mr. Bettinger, for which he disclaims beneficial ownership.

(9)	Includes 30,375 shares held by Mr. Butcher’s spouse.

(10)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(11)	Includes shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(12)	Includes 31,772 shares held by Mr. Walther’s spouse.

(13)	In addition to the officers and directors named in this table, three other executive officers are members of this group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2016 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2016 (and presently). Ms. Schwab-Pomerantz earned approximately $780,000 in salary, bonus and benefits during 2016. She also received a grant of 4,162 RSUs and 9,910 stock options. Ms. Schwab-Pomerantz has been employed by the company for 34 years.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and as permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ or executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related-party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab-Pomerantz, after initial approval, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

PROPOSALS FIVE THROUGH EIGHT:

STOCKHOLDER PROPOSALS

We have been notified that stockholder proponents intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the four stockholder proposals. Our responses are contained immediately after each proposal.

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than November 30, 2017. If you want to submit a proposal for action at next year’s annual meeting that is not to be included in our proxy statement, pursuant to our bylaws, you must deliver it to the Corporate Secretary no earlier than February 15, 2018 and no later than March 17, 2018, and such proposal must be, under Delaware General Corporation Law, an appropriate subject for stockholder action.

The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

FIRST STOCKHOLDER PROPOSAL

The AFL-CIO Reserve Fund, 815 16th Street, N.W., Washington, D.C. 20006, which holds approximately 700 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether our company’s lobbying is consistent with The Charles Schwab Corporation’s (“Schwab”) expressed goals and in the best interests of shareholders.

Resolved, the shareholders of Schwab request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Schwab used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Schwab’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Schwab is a member. Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Stockholder Supporting Statement

As shareholders, we encourage transparency and accountability in Schwab’s use of corporate funds to influence legislation and regulation. Schwab spent $2.7 million in 2015 on federal lobbying according to the Center for Responsive Politics (http://www.opensecrets.org/lobby/clientsum.php?id=D000000414&year=2015).

These figures do not include lobbying expenditures to influence legislation in states, where disclosure requirements are uneven or absent. Schwab does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Finally, Schwab has not disclosed if it has membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council.

Transparent reporting of all lobbying activity will reveal whether company assets are being used for objectives contrary to Schwab’s long-term interests. For these reasons, we urge you to vote FOR this proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the First Stockholder Proposal

The company has a Statement on Public Policy and Political Participation that is disclosed on its website, www.aboutschwab.com/governance. The Statement outlines the company’s oversight with respect to lobbying activities and reporting. As discussed in the Statement, the company believes that it is in the best interests of the company, its employees, clients and stockholders to be engaged in discussions concerning the effectiveness of current and proposed regulations and in other public policy and rulemaking activity that might affect its business.

As discussed in the Statement, the company reports its lobbying activities and expenses and registers employees who engage in lobbying activities in accordance with federal law. Lobbying activities and employees who engage in lobbying activities must be approved and overseen by the Office of Legislative and Regulatory Affairs, and lobbying activities are reviewed by the Audit Committee of the Board of Directors annually. In light of the focus of any lobbying activities on policy and rulemaking that might affect the company’s business and oversight by the Audit Committee, we believe this proposal is not appropriate for the company. We believe that the cost and effort to compile and report this data would outweigh its limited value to our stockholders. Stockholders defeated this proposal in each of the last two years.

We recommend a vote against the first stockholder proposal.

SECOND STOCKHOLDER PROPOSAL

Scott M. Stringer, Comptroller of the City of New York, on behalf of the New York City Employees’ Retirement System, the New York City Police Pension Fund, and the New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007, which hold, in the aggregate, approximately 895,400 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: Shareholders request that the Board of Directors adopt and enforce a policy requiring The Charles Schwab Corporation (the “Company”) to disclose annually its EEO-1 data – a comprehensive breakdown of its workforce by race and gender according to 10 employment categories – on its website or in its corporate responsibility report, beginning in 2016.

Stockholder Supporting Statement

Diversity matters. Numerous studies suggest that companies with comprehensive diversity policies and programs, and strong leadership commitment to implement and fully integrate diversity into their culture and practices, enhance long-term shareholder value. A McKinsey & Company global study (Diversity Matters, February 2015), for example, found that “companies in the top quartile for racial and ethnic diversity are 35 percent more likely to have financial returns above their respective national industry median.”

Workplace diversity provides competitive advantage by generating diverse, valuable perspectives, creativity, innovation and adaptation, increased productivity and morale, while eliminating the limitations of “groupthink.” It also reduces potential legal and reputational risks associated with workplace discrimination and builds corporate reputations as fair employers.

The financial services industry, of which the company is a part, is characterized by persistent and pervasive underrepresentation of minorities and women, particularly in senior positions.

Overall, the number of minorities and women holding management-level jobs in the financial sector did not substantially change over the 18 years from 1993 to 2011, according to 2010 and 2013 reports by the U.S. Government Accountability Office (GAO) (http://www.gao.gov/assets/660/653814.pdf; http://www.gao.gov/new.items/d10736t.pdf).

In 2011, minority men and women together held only 10% of senior positions at financial firms, with African-Americans holding 2.7%, Hispanics 3.3%, and Asians 4.1%. Additionally, in 2008, the most recent such data provided by the GAO, white men held 64% of senior jobs, more than twice as many as white women, who held only 27%.

Charles Schwab discloses little or no workforce diversity data or even information about its diversity policies and initiatives. It discusses awards and gives anecdotal stories. These do not allow investors to fully evaluate the company’s diversity initiatives and their impact, especially across job categories and particularly in more senior roles. Without more detailed quantitative information on a comparable basis, shareholders have no way to evaluate and benchmark the effectiveness of these efforts over time and relative to peers.

Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender in 10 job categories, including senior management.

Over two-thirds of S&P 100 companies now disclose EEO-1 data, including financial peers such as Bank of New York Mellon, Citigroup, Goldman Sachs, JPMorgan Chase, Morgan Stanley and US Bancorp.

The proposal does not limit the company from providing more detailed quantitative and qualitative disclosures where appropriate. We also encourage the company to describe the steps it is taking and the challenges it faces in moving forward to achieve its diversity plans and goals.

Board of Directors’ Recommendation Against and Statement of Opposition to the Second Stockholder Proposal

The company’s commitment to diversity and inclusion and efforts to support this commitment are outlined on our website at www.aboutschwab.com/work-at-schwab/diversity. The company’s non-discrimination policy, contained in our Code of Business Conduct and Ethics (www.aboutschwab.com/governance), strengthens our commitment to recognize the diversity of our workforce, our clients, and the communities that we serve. We are proud that this commitment to diversity and inclusion has been recognized, including achieving a 100% rating from the Human Rights Campaign Corporate Equality Index since 2004.

The EEO-1 data that the proponent requests be disclosed publicly is filed in a confidential report to the Office of Federal Contract Compliance Programs and the Equal Employment Opportunity Commission (EEOC) on the EEOC’s standard form. The EEOC’s instructions to the form direct the company to solicit data from its employees with respect to gender, race and ethnicity. Those instructions also require the company to ask its employees to voluntarily self-identify their gender, race or ethnicity and to state that “the information obtained will be kept confidential and may only be used in accordance with the provisions of applicable laws, executive orders, and regulations, including those that require the information to be summarized and reported to the federal government for civil rights enforcement.” The company provides the required notice to its employees and commits to them to keep their personal EEO-1 information strictly confidential, except as required to be reported to the federal government.

In our view, implementation of this proposal would cause the company to breach the assurances of confidentiality and privacy that it has made to its employees. The EEO-1 data requested by the proposal – “a comprehensive breakdown of its workforce by race and gender according to 10 employment categories” – would reveal the information that employees have confidentially shared with the company about the racial and ethnic groups with which they primarily identify. The company reports this information in 14 race/ethnicity and gender combinations that are further broken down by specifying the employees’ job classifications (with 10 employment categories) and their work locations. We are concerned about the impact on our employees from public disclosure of data that we have asked them to share voluntarily on assurances that it will be maintained in confidence.

We believe that this proposal would undermine the company’s ability to recruit and retain a diverse workforce. The diversity of the company’s workforce includes the recognition of each individual’s unique heritage and self-understanding. According to the U.S. Census, over nine million Americans self-reported multiple races on the 2010 Census, an increase of 32% over the 2000 Census. Other respondents indicated only the racial or ethnic group with which they primarily identified. Presumably, employees’ responses on an EEO-1 form would match their self-identification on a Census form. The company does not require its employees to disclose their racial and ethnic group identifications, and the company believes that it can best recruit and retain a diverse and competitive workforce and promote diversity in the workplace by honoring its commitment to keep this personal information confidential. In addition, this proposal does little to assist investors in evaluating the company’s effectiveness in meeting its commitment to equal opportunity in any meaningful way: EEO-1 data has been rejected by federal courts as “not sufficiently probative” for determining whether employment decisions reflect bias against a particular racial or ethnic group.

Our view of diversity recognizes the uniqueness of experience, strength, culture and thought contributed by each employee. This proposal runs contrary to that view, by calling into question the confidentiality of reports made by employees in self-identifying their racial and ethnic heritages, undermining the integrity of the process for gathering diversity data, and failing to recognize and support the breadth of experience and uniqueness that each individual chooses to share with us (or not). Stockholders defeated this proposal in each of the last three years.

We recommend a vote against the second stockholder proposal.

THIRD STOCKHOLDER PROPOSAL

Scott M. Stringer, Comptroller of the City of New York, on behalf of the New York City Fire Department Pension Fund and the New York City Teachers’ Retirement System, 1 Centre Street, New York, New York 10007, which hold, in the aggregate, approximately 988,700 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: Shareholders of the Charles Schwab Corporation (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed the larger of two or one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Stockholder Supporting Statement

We believe proxy access will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access could raise overall US market capitalization by up to $140.3 billion if adopted market-wide, “with little cost or disruption.” (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from market participants, determined that those terms struck the proper balance of providing shareholders with viable proxy access while containing appropriate safeguards.

The proposed terms enjoy strong investor support and company acceptance. Between January 2015 and October 2016, 95 similar shareholder proposals received majority votes and at least 270 companies of various sizes across industries enacted bylaws with similar terms.

We urge shareholders to vote FOR this proposal.

Board of Directors’ Recommendation Against and Statement of Opposition to the Third Stockholder Proposal

Since Chuck Schwab founded our firm, we have focused on serving and protecting the interests of our clients. From this foundation, our company prides itself on consistently seeing the world through clients’ eyes. Execution on this business strategy requires a relentless focus on long-term goals over short-term gains. It requires meeting rising expectations of our clients to deliver greater value and better experiences for investors. Recent examples of how we have executed on this strategy include:

•  Effective February 3, the company initiated a satisfaction guarantee for clients. Simply, if a client is not satisfied for any reason, the company will refund commissions, transaction fees, or advisory program fees paid to the firm.

•  Effective March 1, the company lowered expenses on its market cap-weighted index mutual funds, already among the lowest in the industry. Importantly, all investment minimums were eliminated with a single share class, which ensures that the smallest investor can invest at pricing historically available only to large institutions.

•  Effective March 3, the company reduced its standard online equity and exchange-traded fund (ETF) trade commissions from $6.95 to $4.95.

When we focus on our business strategy over the long term, our clients, company and stockholders benefit. We believe that our existing governance structure, overseen by an independent Nominating and Corporate Governance Committee, contributes to this well-cultivated, client-driven culture. That process includes careful consideration of the diversity of experience and skill sets required for the Board to be effective. It includes consideration of nominees dedicated to the company’s business and strategy. As outlined in this proxy statement, it also includes consideration of nominations by stockholders.

We have not seen a proxy access proposal that would ensure the type of long-term, and client-driven focus, that we believe is the key to our success. Just as we do not believe a “one size fits all” approach works with our clients, neither does proxy access. This proxy access proposal contains no consideration of the company’s business strategy. It does not consider the focus on our clients, and the willingness to make long-term strategic and business decisions, such as those outlined above, that are investments in our clients – and our future. Instead, it permits nominations of directors who may represent more limited interests and take a short-term view.

This proxy access proposal risks disruption in unforeseen ways. With these proposed thresholds, contested director elections could occur every year, leading to high turnover, inexperienced directors with insufficient knowledge and understanding of our current and past business, and directors who could promote the influence of special interests over the interests of all stockholders. Unlike other public companies where there are few concentrated stock positions, and it is difficult to amass 3% of outstanding shares among investors, there are five institutions that each hold over 3% of the company’s stock. The top twenty institutional holders of common stock of The Charles Schwab Corporation hold over 45% of the outstanding common stock. Not only do we have concentrated positions of stock ownership, but we also have many individual stockholders who are both investors and clients. As such, it is critical that directors be familiar with the values, growth, and long-term strategy of the company’s business – and how we see our business through clients’ eyes.

We appreciate that proxy access has been adopted at many large public companies, but we do not believe this approach is appropriate for our company. We believe that changes to the bylaws that could have a dramatic impact on not only our board composition, but our heritage, should be developed through a more deliberate and thoughtful approach. We therefore do not support this proposal.

We recommend a vote against the third stockholder proposal.

FOURTH STOCKHOLDER PROPOSAL

Investor Voice, 111 Queen Anne Ave N, Suite 500, Seattle, WA 98109, on behalf of the Seattle Mennonite Church, which owns approximately 100 shares of company stock, and Peter Feichtmeir, who owns approximately 100 shares of company stock, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: Charles Schwab Corporation (“Schwab”) shareholders ask the Board to take or initiate steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy would apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

Stockholder Supporting Statement

This proposal encourages greater transparency, clarity, and understanding of what informed shareholders think when voting on shareholder proposals

A democratic “simple majority” formula includes votes cast FOR and AGAINST but ignores abstentions. It provides the most clear and accurate picture of the intent of shareowners who are both informed and decided, while not including in the formula the votes of abstaining voters who, by definition, have chosen not to express an opinion.

Whether abstaining shareholders do not express an opinion due to confusion, disinterest, or lack of time to become fully informed, it is apparent that their votes should not be regarded as either FOR or AGAINST an item.

However, Schwab unilaterally counts ABSTAIN votes as if AGAINST every shareholder sponsored item. ‘Notice’ of this policy is buried on page 59 of the 62-page 2016 proxy.

•	Is it reasonable for Schwab to assert it knows the will of undecided voters (and to artificially construe abstentions in favor of management)?

Schwab has asserted that it counts shareholder proposals using the Delaware “default standard”. This nominal ‘standard’ is what Delaware assigns as a minimum when a company does not elect simple majority voting.

Research demonstrates1 that the Delaware “default standard” systematically disadvantages the shareholders of American companies. How?

•	By depressing the appearance of support for shareholder concerns.

The math is simple: When the votes of abstaining shareholders who elect to not express an opinion are instead treated as if having voted AGAINST a proposal, management benefits. This is because shareholder proposals normally appear in the proxy only when management either disagrees with the proposal or would rather ignore the subject.

•	By subverting vote outcomes.

Historically, these practices have numerous times allowed management teams to describe true majority votes on shareholder items as, instead, having ‘failed’.

[1]	Corporate Secretary magazine: http://www.investorvoice.net/wp-content/uploads/2015/07/Vote-Counting_Article_Corporate-Secretary-magazine_2015-0318.pdf

•	By distorting communications.

Annual	meeting votes offer the sole opportunity for most shareholders to communicate with Boards. Using abstentions as de facto votes AGAINST shareholder proposals, management distorts how outcomes are reported and how the public perceives support for shareholder concerns.

In contrast, we note that for Schwab’s Director Election (where management benefits from the appearance of strong support), abstentions are not counted. Thus, management items and shareholder items do not receive equal treatment; though the Company has complete discretion over these disparities in its voting policies.

To prevent such inconsistencies, the Council of Institutional Investors states: “...abstentions should be counted only for purposes of a quorum.”

THEREFORE: Support fairness, accurate communication, and good governance at Schwab: Vote FOR simple majority voting.

Board of Directors’ Recommendation Against and Statement of Opposition to the Fourth Stockholder Proposal

In 2015, stockholders defeated a similar proposal submitted by the proponent that requested all matters, with certain exceptions, be counted by excluding abstentions from the voting tabulation. As discussed in opposition to that proposal, management proposals and stockholder proposals are subject to the same voting standards that are consistent with Delaware law. In this new proposal, the proponent now asks that only stockholder proposals be subject to a different standard that lowers the threshold for those proposals (but not likewise for management proposals).

Management proposals – including management’s say-on-pay proposal, ratification of independent auditors, and approval of equity plans – are subject to the same vote tabulation standard under the company’s bylaws as stockholder proposals. Except with respect to the election of directors and matters that require, statutorily or otherwise, a different approval threshold, we believe that a proposal should receive more affirmative votes “for” than the sum of “against” and “abstain” votes in order to constitute approval by our stockholders. To propose otherwise suggests that stockholder proposals could pass by something less than the affirmative vote of a majority of all stockholders who cast a vote on the proposal – but that management proposals, such as the ratification of independent auditors, could not.

The proposal is misleading by suggesting that there is deliberate disparity with respect to election of directors. Delaware law distinguishes between votes for director elections and “all matters other than the election of directors.” The distinction is not an arbitrary one imposed by the company but is important to ensure continuity on the board (under Delaware law, a director may continue to serve a “holdover” term even if not elected under a majority standard). Through the 2007 annual meeting of stockholders, the company’s directors were elected by a plurality standard in uncontested elections. In response to feedback from stockholders to change the plurality voting standard, the company’s board of directors adopted a majority voting standard in the bylaws in December 2007. Concurrently with the change in the bylaws, the board also adopted in its Corporate Governance Guidelines provisions to evaluate whether the director should or should not continue to serve a holdover term if a director does not receive more “for” than “against” votes. The voting standard adopted by the board of directors for the election of directors was a much tougher standard than the old plurality standard, and carefully balanced the interests of stockholders (in being able to vote “for” or “against” a director) and the interests of not leaving a vacancy on the board.

Voting standards at annual meetings are governed by state law. It is neither contrary to voter intent nor inconsistent to tabulate votes consistent with Delaware law, nor does management benefit at the expense of stockholders from following Delaware law provisions. Quite to the contrary: it would be inconsistent, confusing and misleading if the voting threshold were lowered for one group of nonbinding stockholder proposals, as the proponent advocates.

We recommend a vote against the fourth stockholder proposal.

INFORMATION ABOUT VOTING PROCEDURES AND PROXIES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, and on the stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the advisory approval of named executive officer compensation, or the stockholder proposals, it will have the same effect as a vote “against” that proposal.

You may vote for “one,” “two,” or “three” years or “abstain” from voting on the frequency of the advisory vote on named executive officer compensation. Under the policy adopted by the Board of Directors, if you abstain from voting on the frequency of the advisory vote on named executive officer compensation, the abstention will not be treated as a vote cast in determining whether one of the options received a majority of votes cast.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II and David R. Garfield if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the five named nominees for directors,

•	for the ratification of the selection of independent auditors,

•	for the advisory approval of named executive officer compensation,

•	one year as the frequency for which to hold the advisory vote on named executive officer compensation,

•	against the stockholder proposal on lobbying payments,

•	against the stockholder proposal on annual disclosure of EEO-1 data,

•	against the stockholder proposal on proxy access,

•	against the stockholder proposal on vote tabulation, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Mr. Garfield if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Mr. Garfield will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 12:00 p.m., Central Time, on May 15, 2017, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a “holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees, the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger and Mr. Garfield can vote your shares for a substitute nominee. They cannot vote for more than five nominees.

How many votes are needed for the ratification of independent auditors and the advisory approval of named executive officer compensation?

The ratification of independent auditors and the advisory approval of named executive officer compensation will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is the effect of the vote on the frequency of advisory votes on named executive officer compensation?

Because the choices are one, two, three years or abstain, a vote on the frequency of advisory votes on executive compensation is not a “for” or “against” vote on our recommendation. We will consider the results – including the preference that receives the highest number of votes – when determining the frequency of advisory votes on named executive officer compensation. The Board of Directors had adopted a policy that, if one of the options receives a majority of votes cast on the proposal, it will submit the advisory vote on named executive officer compensation in accordance with that frequency.

How many votes are needed for the stockholder proposals?

The stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of named executive officer compensation, the frequency for which to hold the advisory vote, and the stockholder proposals are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A trustee under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the trustee, under certain circumstances, can vote your shares. Specifically, the trustee will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the trustee does not receive voting instructions from you. The trustee will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor-relations by clicking on “Financial Reports & Presentations” or through the SEC’s electronic data system at www.sec.gov. You also may obtain a copy by contacting investor.relations@schwab.com.

Voting results are tabulated and certified by our transfer agent, Wells Fargo Bank, N.A.

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

The company has retained D.F. King & Co., Inc. to act as proxy solicitor in conjunction with the annual meeting at an estimated fee of $14,000 plus reasonable out of pocket expenses. Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 667-9979 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

The Charles Schwab Corporation 211 Main Street San Francisco, CA 94105 (415) 667-7000	Schwab.com AboutSchwab.com twitter.com/CharlesSchwab linkedin.com/company/CharlesSchwab facebook.com/CharlesSchwab youtube.com/user/CharlesSchwab

LGL13902-18 (03/17) 00190239

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Proposals 1(a) through 1(e), 2, and 4,

“1 year” for Proposal 3, and “AGAINST” Proposals 5, 6, 7, and 8.

Election of directors:

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1(a)	William S. Haraf	☐	☐	☐	1(d)	Roger O. Walther	☐	☐	☐

1(b)	Frank C. Herringer	☐	☐	☐	1(e)	Robert N. Wilson	☐	☐	☐

1(c)	Stephen T. McLin	☐	☐	☐

Please fold here – Do not separate

2.	Ratification of the selection of Deloitte & Touche LLP as independent auditors			☐	For	☐	Against	☐	Abstain

3.	Frequency of advisory vote on named executive officer compensation	☐	1 year	☐	2 years	☐	3 years	☐	Abstain

4.	Advisory vote to approve named executive officer compensation			☐	For	☐	Against	☐	Abstain

5.	Stockholder proposal requesting disclosure of lobbying policy, procedures and oversight; lobbying expenditures; and participation in organizations engaged in lobbying			☐	For	☐	Against	☐	Abstain

6.	Stockholder proposal requesting annual disclosure of EEO-1 data			☐	For	☐	Against	☐	Abstain

7.	Stockholder proposal requesting adoption of a proxy access bylaw for director nominations by stockholders			☐	For	☐	Against	☐	Abstain

8.	Stockholder proposal requesting majority vote tabulation for all non-binding matters presented by stockholders			☐	For	☐	Against	☐	Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(e), 2, AND 4, “1 YEAR” FOR PROPOSAL 3, AND AGAINST PROPOSALS 5, 6, 7, AND 8; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR DAVID R. GARFIELD IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 16, 2017

2:00 p.m. (Pacific Time)

211 Main Street

San Francisco, CA 94105

The Annual Meeting of Stockholders also will be hosted as a virtual event via the internet.

To attend the meeting via the internet, visit www.schwabevents.com/corporation.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 16, 2017:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

211 Main Street
San Francisco, CA 94105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 16, 2017.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(e), 2 and 4, “1 YEAR” for Proposal 3, and “AGAINST” Proposals 5, 6, 7 and 8.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or David R. Garfield with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL

www.proxypush.com/schw

Use the Internet to vote your proxy before 12:00 p.m. (CT) on May 15, 2017.

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

Follow the simple instructions to obtain your records and create an electronic ballot.

1-866-883-3382

Use a touch-tone telephone to vote your proxy before 12:00 p.m. (CT) on May 15, 2017.

Please have your proxy card and the last four digits of your Social Security

Number or Tax Identification Number

available. Follow the simple instructions

the voice provides you.

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.